CAMECO CORPORATION

2011 CONSOLIDATED FINANCIAL STATEMENTS

February 8, 2012

REPORT OF MANAGEMENT’S ACCOUNTABILITY

The accompanying consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Management is responsible for ensuring that these statements, which include amounts based upon estimates and judgment, are consistent with other information and operating data contained in the annual financial review and reflect the corporation’s business transactions and financial position.

Management is also responsible for the information disclosed in the management’s discussion and analysis including responsibility for the existence of appropriate information systems, procedures and controls to ensure that the information used internally by management and disclosed externally is complete and reliable in all material respects.

In addition, management is responsible for establishing and maintaining an adequate system of internal control over financial reporting. The internal control system includes an internal audit function and a code of conduct and ethics, which is communicated to all levels in the organization and requires all employees to maintain high standards in their conduct of the corporation’s affairs. Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the company’s assets are appropriately accounted for and adequately safeguarded. Management conducted an evaluation of the effectiveness of the system of internal control over financial reporting based on the criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the company’s system of internal control over financial reporting was effective as at December 31, 2011.

KPMG LLP has audited the consolidated financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).

The board of directors annually appoints an audit committee comprised of directors who are not employees of the corporation. This committee meets regularly with management, the internal auditor and the shareholders’ auditors to review significant accounting, reporting and internal control matters. Both the internal and shareholders’ auditors have unrestricted access to the audit committee. The audit committee reviews the financial statements, the report of the shareholders’ auditors, and management’s discussion and analysis and submits its report to the board of directors for formal approval.

Original signed by Tim S. Gitzel	Original signed by Grant E. Isaac

Chief Executive Officer	Senior Vice-President and Chief Financial Officer

February 8, 2012	February 8, 2012

INDEPENDENT AUDITORS’ REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Cameco Corporation

We have audited the accompanying consolidated financial statements of Cameco Corporation, which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cameco Corporation as at December 31, 2011, December 31, 2010 and January 1, 2010, and its consolidated results from operations and its consolidated cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Original signed by KPMG LLP

Chartered Accountants

Saskatoon, Canada

February 8, 2012

Consolidated Statements of Earnings

For the years ended December 31 ($Cdn thousands, except per share amounts)	Note	2011	2010

Revenue from products and services		$2,384,404	$2,123,655

Cost of products and services sold		1,333,449	1,113,963
Depreciation and amortization		274,835	238,308

Cost of sales		1,608,284	1,352,271

Gross profit		776,120	771,384

Administration		157,476	154,698
Exploration		95,924	95,796
Research and development		4,514	4,794
Cigar Lake remediation		4,363	16,633
Loss on disposal of assets		7,602	107

Earnings from operations		506,241	499,356
Finance costs	22	(73,668)	(86,179)
Gains (losses) on derivatives	29	(4,417)	75,183
Finance income		24,547	20,894
Share of loss from equity-accounted investees	13	(7,233)	(4,176)
Other income	23	4,920	4,388

Earnings before income taxes		450,390	509,466
Income tax expense	24	11,755	3,427

Net earnings		$438,635	$506,039

Net earnings (loss) attributable to:
Equity holders		$450,404	$516,391
Non-controlling interest		(11,769)	(10,352)

Net earnings		$438,635	$506,039

Earnings per common share attributable to equity holders
Basic	25	$1.14	$1.31

Diluted	25	$1.14	$1.31

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

For the years ended December 31 ($Cdn thousands, except per share amounts)	Note	2011	2010

Net earnings		$438,635	$506,039

Other comprehensive income (loss), net of taxes	24
Exchange differences on translation of foreign operations		38,635	6,435
Gains on derivatives designated as cash flow hedges		7,954	12,035
Gains on derivatives designated as cash flow hedges transferred to net earnings		(18,700)	(71,186)
Unrealized gains on available-for-sale securities		272	2,125
Gains on available-for-sale securities transferred to net earnings		(1,917)	(2,557)
Defined benefit plan actuarial losses		(104,037)	(108,982)

Other comprehensive loss, net of taxes		(77,793)	(162,130)

Total comprehensive income		$360,842	$343,909

Other comprehensive income (loss) attributable to:

Equity holders		$(81,985)	$(176,168)
Non-controlling interest		4,192	14,038

Other comprehensive loss for the period		$(77,793)	$(162,130)

Total comprehensive income (loss) attributable to:

Equity holders		$368,419	$340,223
Non-controlling interest		(7,577)	3,686

Total comprehensive income for the period		$360,842	$343,909

See accompanying notes to consolidated financial statements.

Consolidated Statements of Financial Position

As at December 31 ($Cdn thousands)	Note	2011	2010	Jan 1/10

Assets
Current assets
Cash and cash equivalents		$399,279	$376,621	$1,101,229
Short-term investments	7	804,141	883,032	202,836
Accounts receivable	8	612,181	448,479	448,586
Current tax assets		31,388	42,190	—
Inventories	9	493,875	533,090	444,837
Supplies and prepaid expenses		182,037	190,079	169,005
Current portion of long-term receivables, investments and other	12	62,433	95,271	158,011

Total current assets		2,585,334	2,568,762	2,524,504

Property, plant and equipment	10	4,532,107	3,954,647	3,716,774
Intangible assets	11	98,954	94,270	97,713
Long-term receivables, investments and other	12	283,818	338,851	397,490
Investments in equity-accounted investees	13	220,226	220,430	222,564
Deferred tax assets	24	81,392	25,594	24,011

Total non-current assets		5,216,497	4,633,792	4,458,552

Total assets		$7,801,831	$7,202,554	$6,983,056

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	14	$457,307	$389,959	$494,081
Current tax liabilities		39,330	35,042	31,143
Short-term debt	15	91,703	85,588	87,506
Dividends payable		39,475	27,605	23,570
Current portion of finance lease obligation	17	14,852	13,177	11,629
Current portion of other liabilities	18	50,495	28,228	29,297
Current portion of provisions	19	14,857	19,394	16,301

Total current liabilities		708,019	598,993	693,527

Long-term debt	16	801,271	794,483	793,842
Finance lease obligation	17	130,982	145,834	159,011
Other liabilities	18	528,264	402,949	298,391
Provisions	19	519,625	365,573	340,528
Deferred tax liabilities	24	8,165	26,270	107,657

Total non-current liabilities		1,988,307	1,735,109	1,699,429

Shareholders’ equity
Share capital		1,842,289	1,833,257	1,809,861
Contributed surplus		155,757	142,376	131,577
Retained earnings		2,874,973	2,690,184	2,392,940
Other components of equity		46,548	24,496	91,682

Total shareholders’ equity attributable to equity holders		4,919,567	4,690,313	4,426,060

Non-controlling interest		185,938	178,139	164,040

Total shareholders’ equity		5,105,505	4,868,452	4,590,100

Total liabilities and shareholders’ equity		$7,801,831	$7,202,554	$6,983,056

Commitments and contingencies [notes 19,24,31]

See accompanying notes to consolidated financial statements.

Approved by the board of directors

Original signed by Tim S. Gitzel and John H. Clappison

Consolidated Statements of Changes in Equity

($Cdn Thousands)

	Attributable to equity holders
	Share Capital	Contributed Surplus	Retained Earnings	Foreign Currency Translation	Cash Flow Hedges	Available-For- Sale Assets	Total	Non- Controlling Interest	Total Equity

Balance at January 1, 2011	$1,833,257	$142,376	$2,690,184	$(7,603)	$30,306	$1,793	$4,690,313	$178,139	$4,868,452

Net earnings	—	—	450,404	—	—	—	450,404	(11,769)	438,635
Total other comprehensive income	—	—	(104,037)	34,443	(10,746)	(1,645)	(81,985)	4,192	(77,793)

Total comprehensive income for the year	—	—	346,367	34,443	(10,746)	(1,645)	368,419	(7,577)	360,842

Stock-based compensation	—	19,492	—	—	—	—	19,492	—	19,492
Share options exercised	9,032	(6,111)	—	—	—	—	2,921	—	2,921
Dividends	—	—	(157,887)	—	—	—	(157,887)	—	(157,887)
Change in ownership interests in subsidiaries	—	—	(3,691)	—	—	—	(3,691)	3,883	192
Transactions with owners - contributed equity	—	—	—	—	—	—	—	11,493	11,493

Balance at December 31, 2011	$1,842,289	$155,757	$2,874,973	$26,840	$19,560	$148	$4,919,567	$185,938	$5,105,505

Balance at January 1, 2010	1,809,861	131,577	2,392,940	—	89,457	2,225	4,426,060	164,040	4,590,100

Net earnings	—	—	516,391	—	—	—	516,391	(10,352)	506,039
Total other comprehensive income	—	—	(108,982)	(7,603)	(59,151)	(432)	(176,168)	14,038	(162,130)

Total comprehensive income for the year	—	—	407,409	(7,603)	(59,151)	(432)	340,223	3,686	343,909

Stock-based compensation	—	16,086	—	—	—	—	16,086	—	16,086
Share options exercised	23,396	(5,287)	—	—	—	—	18,109	—	18,109
Dividends	—	—	(110,165)	—	—	—	(110,165)	—	(110,165)
Transactions with owners - contributed equity	—	—	—	—	—	—	—	10,413	10,413

Balance at December 31, 2010	$1,833,257	$142,376	$2,690,184	$(7,603)	$30,306	$1,793	$4,690,313	$178,139	$4,868,452

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

For the years ended December 31 ($Cdn thousands)	Note	2011	2010

Operating activities
Net earnings		$438,635	$506,039
Adjustments for:
Depreciation and amortization		274,835	238,308
Deferred charges		(7,869)	(33,369)
Unrealized losses on derivatives		60,558	25,561
Share-based compensation	27	19,492	16,086
Loss on disposal of assets		7,602	107
Finance costs	22	73,668	86,179
Finance income		(24,547)	(20,894)
Share of loss from equity-accounted investees	13	7,233	4,176
Other income	23	(4,920)	(4,388)
Income tax expense	24	11,755	3,427
Interest received		23,718	32,310
Income taxes paid		(60,744)	(74,827)
Income taxes refunded		30,128	11,601
Other operating items	26	(117,867)	(269,054)

Net cash provided by operations		731,677	521,262

Investing activities
Additions to property, plant and equipment	10	(647,210)	(430,582)
Decrease (increase) in short-term investments		79,228	(680,346)
Decrease in long-term receivables, investments and other		39,890	9,453
Proceeds from sale of property, plant and equipment		62	1,437

Net cash used in investing		(528,030)	(1,100,038)

Financing activities
Increase in debt		12,105	1,896
Decrease in debt		(14,713)	(11,629)
Interest paid		(60,533)	(53,859)
Contributions from non-controlling interest		13,212	9,811
Proceeds from issuance of shares, stock option plan		7,339	18,109
Dividends paid		(146,017)	(106,132)

Net cash used in financing		(188,607)	(141,804)

Increase (decrease) in cash during the period		15,040	(720,580)
Exchange rate changes on foreign currency cash balances		7,618	(4,028)
Cash and cash equivalents at beginning of period		376,621	1,101,229

Cash and cash equivalents at end of period		$399,279	$376,621

Cash and cash equivalents is comprised of:
Cash		$49,548	$100,752
Cash equivalents		349,731	275,869

		$399,279	$376,621

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

($Cdn thousands except per share amounts and as noted)

1.	Cameco Corporation

Cameco Corporation is incorporated under the Canada Business Corporations Act. The address of its registered office is 2121 11th Street West, Saskatoon, Saskatchewan, S7M 1J3. The consolidated financial statements as at and for the year ended December 31, 2011 comprise Cameco Corporation and its subsidiaries (collectively, the “Company” or “Cameco”) and the Company’s interest in associates and joint ventures. The Company is primarily engaged in the exploration for and the development, mining, refining, conversion and fabrication of uranium for sale as fuel for generating electricity in nuclear power reactors in Canada and other countries. Cameco has a 31.6% interest in Bruce Power L.P. (BPLP), which operates the four Bruce B nuclear reactors in Ontario.

2.	Significant Accounting Policies

(a)	Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These are the Company’s first consolidated financial statements prepared under IFRS and IFRS 1, First-time Adoption of International Financial Reporting Standards (“IFRS 1”), has been applied.

The Company’s consolidated financial statements for the year ended December 31, 2010 were previously prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). As these are the Company’s first consolidated financial statements in accordance with IFRS, the comparative figures for 2010 were revised and an explanation of how the transition from Canadian GAAP to IFRS has affected the financial statements of the Company is provided in note 3.

These consolidated financial statements were authorized for issuance by the Company’s Board of Directors on February 8, 2012.

(b)	Basis of Presentation

These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency. All financial information presented in Canadian dollars has been rounded to the nearest thousand except where otherwise noted.

The consolidated financial statements have been prepared on the historical cost basis except for the following material items in the statement of financial position: derivative financial instruments are measured at fair value, available-for-sale financial assets are measured at fair value, liabilities for cash-settled share-based payment arrangements are measured at fair value and the defined benefit asset is recognized as plan assets, plus unrecognized past service cost, less the present value of the defined benefit obligation.

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenue and expenses. Actual results may vary from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 6.

This summary of significant accounting policies is a description of the accounting methods and practices that have been used in the preparation of these consolidated financial statements and is presented to assist the reader in interpreting the statements contained herein. These accounting policies have been applied consistently to all entities within the consolidated group and to all periods presented in these consolidated financial statements.

(c)	Consolidation Principles

(i)	Business Combinations

Acquisitions on or after January 1, 2010

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Company. For acquisitions on or after January 1, 2010, the Company measures goodwill at the acquisition date as the fair value of the consideration transferred, including the recognized amount of any non-controlling interests in the acquiree, less the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. When the excess is negative, a bargain purchase gain is recognized immediately in earnings. In a business combination achieved in stages, the acquisition date fair value of the Company’s previously held equity interest in the acquiree is also considered in computing goodwill.

Consideration transferred includes the fair values of the assets transferred, liabilities incurred and equity interests issued by the Company. Consideration also includes the fair value of any contingent consideration and share-based compensation awards that are replaced mandatorily in a business combination.

The Company elects on a transaction-by-transaction basis whether to measure any non-controlling interest at fair value, or at their proportionate share of the recognized amount of the identifiable net assets of the acquiree, at the acquisition date.

Acquisition-related costs are expensed as incurred, except for those costs related to the issue of debt or equity instruments. Transaction costs arising on the issue of equity instruments are recognized directly in equity. Transaction costs that are directly related to the probable issuance of a security that is classified as a financial liability is deducted from the amount of the financial liability when it is initially recognized, or recognized in earnings when the issuance is no longer probable.

Acquisitions before January 1, 2010

As part of its transition to IFRS, the Company elected, under IFRS 1, to restate only those business combinations that occurred on or after January 1, 2010.

(ii)	Subsidiaries

The consolidated financial statements include the accounts of Cameco and its subsidiaries. Subsidiaries are entities over which the Company has control. Subsidiaries are fully consolidated from the date on which control is transferred to the Company and are de-consolidated from the date that control ceases.

(iii)	Investments in Associates

Associates are those entities over which the Company has significant influence, but not control, over the financial and operating policies. Significant influence is presumed to exist when the Company holds between 20 and 50 percent of the voting power of another entity, but can also arise where the Company holds less than 20 percent if it has the power to be actively involved and influential in policy decisions affecting the entity.

Investments in associates are accounted for using the equity method. The equity method involves the recording of the initial investment at cost and the subsequent adjusting of the carrying value of the investment for Cameco’s proportionate share of the earnings or loss and any other changes in the associates’ net assets, such as dividends. The cost of the investment includes transaction costs.

Adjustments are made to align the accounting policies of the associate with those of the Company before applying the equity method. When the Company’s share of losses exceeds its interest in an equity-accounted investee, the carrying amount of that interest is reduced to zero, and the recognition of further losses is discontinued except to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the associate. If the associate subsequently reports profits, Cameco resumes recognizing its share of those profits only after its share of the profits equals the share of losses not recognized.

(iv)	Interests in Joint Ventures

A joint venture can take the form of a jointly controlled entity, jointly controlled operation or jointly controlled asset. All joint ventures involve a contractual arrangement that establishes joint control. Cameco’s joint ventures consist of jointly controlled entities and jointly controlled assets.

A jointly controlled entity is an entity in which Cameco shares joint control over the strategic financial and operating decisions with one or more venturers through the establishment of a corporation, partnership or other entity. A jointly controlled entity operates in the same way as other entities, controlling the assets of the joint venture, earning its own income and incurring its own liabilities and expenses. Interests in jointly controlled entities are accounted for using the proportionate consolidation method, whereby the Company’s proportionate interest in the assets, liabilities, revenues and expenses of jointly controlled entities are recognised within each applicable line item of the consolidated financial statements. The share of jointly controlled entities’ results is recognised in the Company’s consolidated financial statements from the date that joint control commences until the date at which it ceases.

A jointly controlled asset involves contractual arrangements with other participants to engage in joint activities that do not give rise to a jointly controlled entity. These arrangements involve joint control of one or more of the assets acquired or contributed for the purpose of the joint venture. Each venturer receives a share of the output from the assets and bears an agreed upon share of the expenses rather than deriving returns from an interest in a separate entity. The consolidated financial statements of the Company include its share of the assets in such joint ventures, together with its share of the liabilities, revenues and expenses arising jointly or otherwise from those operations. All such amounts are measured in accordance with the terms of each arrangement, which are usually in proportion to the Company’s interest in the jointly controlled assets.

(v)	Transactions Eliminated on Consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing consolidated financial statements. Unrealized gains arising from transactions with equity-accounted investees and joint ventures are eliminated against the investment to the extent of the Company’s interest in the associate or the joint venture. Unrealized losses are eliminated in the same manner as unrealized gains, but only to the extent that there is no evidence of impairment.

(d)	Foreign Currency Translation

Items included in the financial statements of each of Cameco’s subsidiaries, associates and jointly controlled entities are measured using their functional currency, which is the currency of the primary economic environment in which the entity operates. The consolidated financial statements are presented in Canadian dollars, which is Cameco’s functional and presentation currency.

(i)	Foreign Currency Transactions

Foreign currency transactions are translated into the respective functional currency of the Company and its entities using the exchange rates prevailing at the dates of the transactions. At the reporting date, monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. The applicable exchange gains and losses arising on these transactions are reflected in earnings with the exception of foreign exchange gains or losses on provisions for decommissioning and reclamation activities that are in a foreign currency, which are capitalized in property, plant and equipment.

(ii)	Foreign Operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to Canadian dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to Canadian dollars at exchange rates at the dates of the transactions.

Foreign currency differences are recognized in other comprehensive income. When a foreign operation is disposed of, in whole or in part, the relevant amount in the foreign currency translation reserve is transferred to earnings as part of the gain or loss on disposal.

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses arising from such a monetary item are considered to form part of the net investment in a foreign operation, are recognized in other comprehensive income and presented within equity in the foreign currency translation account.

(e)	Cash and Cash Equivalents

Cash and cash equivalents consists of balances with financial institutions and investments in money market instruments, which have a term to maturity of three months or less at the time of purchase.

(f)	Inventories

Inventories of broken ore, uranium concentrates, and refined and converted products are measured at the lower of cost and net realizable value.

Cost includes direct materials, direct labour, operational overhead expenses and depreciation. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

Consumable supplies and spares are valued at the lower of cost or replacement value.

(g)	Property, Plant and Equipment

(i)	Buildings, plant and equipment and other

Items of property, plant and equipment are measured at cost less accumulated depreciation and impairment charges. The cost of self-constructed assets includes the cost of materials and direct labour, borrowing costs and any other costs directly attributable to bringing the assets to the location and condition necessary for them to be capable of operating in the manner intended by management, including the initial estimate of the cost of dismantling and removing the items and restoring the site on which they are located.

When components of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment and depreciated separately.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognized in earnings.

(ii)	Mineral properties and mine development costs

The decision to develop a mine property within a project area is based on an assessment of the commercial viability of the property, the availability of financing and the existence of markets for the product. Once the decision to proceed to development is made, development and other expenditures relating to the project area are deferred as part of assets under construction and disclosed as a component of property, plant and equipment with the intention that these will be depreciated by charges against earnings from future mining operations. No depreciation is charged against the property until commercial production commences. After a mine property has been brought into commercial production, costs of any additional work on that property are expensed as incurred, except for large development programs, which will be deferred and depreciated over the remaining life of the related assets.

(iii)	Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of the asset less its residual value. Assets, which are unrelated to production, are depreciated according to the straight-line method based on estimated useful lives as follows:

Land	Not depreciated
Buildings	15 - 25 years
Plant and equipment	4 - 15 years
Furniture and fixtures	3 - 10 years
Other	3 - 5 years

Mining properties and certain mining and conversion assets for which the economic benefits from the asset are consumed in a pattern which is linked to the production level are depreciated according to the unit-of-production method. For conversion assets, the amount of depreciation is measured by the portion of the facilities’ total estimated lifetime production that is produced in that period. For mining assets and properties, the amount of depreciation or depletion is measured by the portion of the mines’ proven and probable mineral reserves recovered during the period.

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate.

(iv)	Borrowing costs

Borrowing costs on funds directly attributable to finance the acquisition, production or construction of a qualifying asset are capitalized until such time as substantially all the activities necessary to prepare the qualifying asset for its intended use are complete. A qualifying asset is one that takes a substantial period of time to prepare for its intended use. Capitalization is discontinued when the asset enters commercial operation or development ceases. Where the funds used to finance a project form part of general borrowings, interest is capitalized based on the weighted-average interest rate applicable to the general borrowings outstanding during the period of construction.

(v)	Repairs and maintenance

The cost of replacing a component of property, plant and equipment is capitalized if it is probable that future economic benefits embodied within the component will flow to the Company. The carrying amount of the replaced component is derecognized. Costs of routine maintenance and repair are charged to products and services sold.

(vi)	Leased assets

Nuclear generating plants which are leased assets are depreciated according to the straight-line method based on the shorter of useful life and remaining lease term.

(h)	Intangible Assets

Intangible assets acquired individually or as part of a group of assets are initially recognized at cost and measured subsequently at cost less accumulated amortization and impairment losses. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. The cost of a group of intangible assets acquired in a transaction, including those acquired in a business combination that meet the specified criteria for recognition apart from goodwill, is allocated to the individual assets acquired based on their relative fair values.

Finite-lived intangible assets are amortized over the estimated production profile of the business unit to which they relate, since this most closely reflects the expected pattern of realization of the future economic benefits embodied in the asset. Amortization methods and useful lives are reviewed at each financial year end and adjusted if appropriate.

(i)	Leased Assets

Leases which result in the Company receiving substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Lease agreements that do not meet the recognition criteria of a finance lease are classified and recognized as operating leases and are not recognized in the Company’s statement of financial position. Payments made under operating leases are charged to income on a straight-line basis over the lease term. Minimum lease payments made under finance leases are apportioned between finance cost and the reduction of the outstanding liability. The finance cost is allocated to each period of the lease term to produce a constant periodic rate of interest on the remaining balance of the liability.

(j)	Finance Income and Finance Costs

Finance income comprises interest income on funds invested, gains on the disposal of available-for-sale financial assets, and changes in the fair value of financial assets. Interest income is recognized in earnings as it accrues, using the effective interest method. Finance costs comprise interest and fees on borrowings, unwinding of the discount on provisions and changes in the fair value of financial assets.

Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are expensed in the period incurred.

Foreign currency gains and losses are reported on a net basis as part of finance costs.

(k)	Impairment

(i)	Financial Assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

Impairment losses on available-for-sale investment securities are recognized by transferring the cumulative loss that has been recognized in other comprehensive income, and presented in equity, to earnings. The cumulative loss that is removed from other comprehensive income and recognized in earnings is the difference between the acquisition cost, net of any principal payment and amortization, and the current fair value, less any impairment loss previously recognized in earnings. Changes in impairment provisions attributable to time value are reflected as a component of finance costs.

If, in a subsequent period, the fair value of an impaired available-for-sale security increases and the increase can be related objectively to an event occurring after the impairment loss was recognized in profit or loss, then the impairment loss is reversed, with the amount of the reversal recognized in profit or loss.

(ii)	Non-Financial Assets

The carrying amounts of Cameco’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

The recoverable amount of an asset or cash-generating unit (“CGU”) is the greater of its value in use and its fair value less costs to sell.

Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. Fair value for mineral assets is generally determined as the present value of the estimated future cash flows expected to arise from the continued use of the asset, including any expansion prospects, and its eventual disposal, using assumptions that an independent market participant may take into account. These cash flows are discounted by an appropriate discount rate to arrive at a net present value of the asset.

Value in use is determined as the present value of the estimated future cash flows expected to arise from the continued use of the asset in its present form and its eventual disposal. Value in use is determined by applying assumptions specific to the Company’s continued use and cannot take into account future development. These assumptions are different than those used in calculating fair value and consequently the value in use calculation is likely to give a different result (usually lower) than a fair value calculation. The estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets.

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognized in earnings. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

Impairment losses recognized in prior periods are assessed at each reporting date whenever events or changes in circumstances indicate that the impairment may have reversed. If the impairment has reversed, the carrying amount of the asset is increased to its recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. A reversal of an impairment loss is recognized immediately in earnings.

(l)	Exploration and Evaluation Expenditures

Exploration and evaluation expenditures are those expenditures incurred by the Company in connection with the exploration for and evaluation of mineral resources before the technical feasibility and commercial viability of extracting a mineral resource are demonstrable. These expenditures are charged against earnings as incurred and include researching and analyzing existing exploration data, conducting geological studies, exploratory drilling and sampling and compiling pre-feasibility and feasibility studies.

Exploration and evaluation costs that have been acquired in a business combination or asset acquisition are capitalized under the scope of IFRS 6, Exploration for and Evaluation of Mineral Resources, and are reported as part of property, plant, and equipment.

(m)	Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the risk-adjusted expected future cash flows at a pre-tax risk-free rate that reflects current market assessments of the time value of money. The unwinding of the discount is recognized as a finance cost.

(i)	Environmental Restoration

The mining, extraction and processing activities of the Company normally give rise to obligations for site closure or environmental restoration. Closure and restoration can include facility decommissioning and dismantling, removal or treatment of waste materials, as well as site and land restoration. The Company provides for the closure, reclamation and decommissioning of its operating sites in the financial period when the related environmental disturbance occurs, based on the estimated future costs using information available at the reporting date. Costs included in the provision comprise all closure and restoration activity expected to occur gradually over the life of the operation and at the time of closure. Routine operating costs that may impact the ultimate closure and restoration activities, such as waste material handling conducted as a normal part of a mining or production process, are not included in the provision.

The timing of the actual closure and restoration expenditure is dependent upon a number of factors such as the life and nature of the asset, the operating license conditions and the environment in which the mine operates. Closure and restoration provisions are measured at the expected value of future cash flows, discounted to their present value using a current risk free rate. Significant judgments and estimates are involved in deriving the expectations of future activities and the amount and timing of the associated cash flows.

At the time a provision is initially recognized, to the extent that it is probable that future economic benefits associated with the reclamation, decommissioning and restoration expenditure will flow to the Company, the corresponding cost is capitalized as an asset. The capitalized cost of closure and restoration activities is recognized in property, plant and equipment and depreciated on a units-of-production basis. The value of the provision is gradually increased over time as the effect of discounting unwinds. The unwinding of the discount is an expense recognized in finance costs.

Closure and rehabilitation provisions are also adjusted for changes in estimates. The provision is reviewed on an annual basis for changes to obligations or legislation or discount rates that effect change in cost estimates or life of operations. The cost of the related asset is adjusted for changes in the provision resulting from changes in estimated cash flows or discount rates, and the adjusted cost of the asset is depreciated prospectively.

(ii)	Waste Disposal

The refining, conversion and manufacturing processes generate certain uranium-contaminated waste. The Company has established strict procedures to ensure this waste is disposed of safely. A provision for waste disposal costs in respect of these materials is recognized when they are generated. Costs associated with the disposal, the timing of cash flows and discount rates are estimated both at initial recognition and subsequent measurement.

(n)	Employee Future Benefits

(i)	Pension Obligations

The Company accrues its obligations under employee benefit plans. The Company has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Company pays fixed contributions into a separate entity. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. A defined benefit plan is a pension plan other than a defined contribution plan. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognized in the statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the reporting date less the fair value of plan assets, together with adjustments for unrecognized past service costs. The defined benefit obligation is calculated annually, by qualified actuaries using the projected unit credit method pro-rated on service and management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees and expected health care costs. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

The Company recognizes all actuarial gains and losses arising from defined benefit plans in other comprehensive income, and reports them in retained earnings. When the benefits of a plan are improved, the portion of the increased benefit relating to past service by employees is recognized in earnings on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the expense is recognized immediately in earnings.

For defined contribution plans, the contributions are recognized as employee benefit expense in earnings in the periods during which services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

(ii)	Other Post-Retirement Benefit Plans

The Company provides certain post-retirement healthcare benefits to its retirees. The entitlement to these benefits is usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment using the same accounting methodology as used for defined benefit pension plans. Actuarial gains and losses are recognized in other comprehensive income in the period in which they arise. These obligations are valued annually by independent qualified actuaries.

(iii)	Short-Term Employee Benefits

Short-term employee obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be measured reliably.

(iv)	Termination Benefits

Termination benefits are payable when employment is terminated by the Company before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. Cameco recognizes termination benefits as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense if the Company has made an offer, it is probable that the offer will be accepted and the number of acceptances can be estimated reliably. If benefits are payable more than 12 months after the reporting period, they are discounted to their present value.

(v)	Share-Based Compensation

For equity-settled plans, the grant date fair value of share-based compensation awards granted to employees is recognized as an employee benefit expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.

For cash-settled plans, the fair value of the amount payable to employees is recognized as an expense, with a corresponding increase in liabilities, over the period that the employees unconditionally become entitled to payment. The liability is re-measured at each reporting date and at settlement date. Any changes in the fair value of the liability are recognized as employee benefit expense in earnings.

Cameco’s contributions under the employee share ownership plan are expensed during the year of contribution. Shares purchased with Company contributions and with dividends paid on such shares, become unrestricted on January 1 of the second plan year following the date on which such shares were purchased.

(o)	Revenue Recognition

Cameco supplies uranium concentrates and uranium conversion services to utility customers.

Cameco recognizes revenue on the sale of its nuclear products when the risks and rewards of ownership pass to the customer and collection is reasonably assured. Cameco’s sales are pursuant to an enforceable contract that indicates the type of sales arrangement, pricing and delivery terms, as well as details related to the transfer of title.

Cameco has three types of sales arrangements with its customers in its uranium and fuel services businesses. These arrangements include uranium supply, toll conversion services and conversion supply (converted uranium), which is a combination of uranium supply and toll conversion services.

Uranium Supply

In a uranium supply arrangement, Cameco is contractually obligated to provide uranium concentrates to its customers. Cameco-owned uranium is physically delivered to conversion facilities (Converters) where the Converter will credit Cameco’s account for the volume of accepted uranium. Based on delivery terms in a sales contract with its customer, Cameco instructs the Converter to transfer title of a contractually-specified quantity of uranium to the customer’s account at the Converter’s facility. At this point, the risks and rewards of ownership have been transferred and Cameco invoices the customer and recognizes revenue for the uranium supply.

Toll Conversion Services

In a toll conversion arrangement, Cameco is contractually obligated to convert customer-owned uranium to a chemical state suitable for enrichment. Based on delivery terms in a sales contract with its customer, Cameco either (i) physically delivers converted uranium to enrichment facilities (Enrichers) where it instructs the Enricher to transfer title of a contractually-specified quantity of converted uranium to the customer’s account at the Enricher’s facility, or (ii) transfers title of a contractually-specified quantity of converted uranium to either an Enricher’s account or the customer’s account. At this point, the risks and rewards of ownership have been transferred and Cameco invoices the customer and recognizes revenue for the toll conversion services.

Conversion Supply

In a conversion supply arrangement, Cameco is contractually obligated to provide converted uranium of acceptable origins to its customers. Based on delivery terms in a sales contract with its customer, Cameco either (i) physically delivers converted uranium to the Enricher where it instructs the Enricher to transfer title of a contractually-specified quantity of converted uranium to the customer’s account at the Enricher’s facility, or (ii) transfers title of a contractually-specified quantity of converted uranium to either an Enricher’s account or a customer’s account at Cameco’s Port Hope conversion facility. At this point, the risks and rewards of ownership have been transferred and Cameco invoices the customer and recognizes revenue for both the uranium supplied and the conversion service provided.

Electricity sales are recognized at the time of generation, and delivery to the purchasing utility is metered at the point of interconnection with the transmission system. Revenues are recognized on an accrual basis, which includes an estimate of the value of electricity produced during the period but not yet billed.

(p)	Financial Instruments

(i)	Financial Assets and Financial Liabilities

Financial assets include cash and cash equivalents, trade receivables, other receivables, loans, other investments and derivative financial instruments. The Company determines the classification of its financial assets at initial recognition and records the assets at the fair value of consideration paid. Subsequently, financial assets are carried at fair value or amortized cost less impairment charges. Where non-derivative financial assets are carried at fair value, gains and losses on remeasurement are recognized directly in equity unless the financial assets have been designated as being held at fair value through profit or loss, in which case the gains and losses are recognized directly in net earnings.

All financial liabilities are initially recognized at the fair value of consideration received net of transaction costs and subsequently carried at amortized cost. Financial liabilities include trade and other payables, debt and derivative financial instruments. The Company determines the classification of its financial liabilities at initial recognition.

The Company has the following non-derivative financial assets: loans and receivables and available-for-sale financial assets.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method if the time value of money is significant. This category of financial assets includes trade and other receivables.

Cash and cash equivalents consist of balances with financial institutions and investments in money market instruments, which have a term to maturity of three months or less at time of purchase.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are not classified as loans and receivables. The Company’s investments in equity securities and certain debt securities are classified as available-for-sale financial assets. Subsequent to initial recognition, they are measured at fair value, with gains or losses recognized within other comprehensive income. Accumulated changes in fair value are recorded as a separate component of equity until the investment is derecognized or impaired, then the cumulative gain or loss in other comprehensive income is transferred to profit or loss.

The Company has the following non-derivative financial liabilities: loans and accounts payable. Such liabilities are carried at amortized cost using the effective interest method if the time value of money is significant.

(ii)	Derivative Financial Instruments

The Company holds derivative financial and commodity instruments to reduce exposure to fluctuations in foreign currency exchange rates, interest rates and commodity prices. Except for those designated as hedging instruments, all derivative instruments are recorded at fair value in the consolidated statements of financial position, with attributable transaction costs recognized in earnings as incurred. Subsequent to initial recognition, changes in fair value are recognized in earnings.

The purpose of hedging transactions is to modify the Company’s exposure to one or more risks by creating an offset between changes in the fair value of, or the cash inflows attributable to, the hedged item and the hedging item. When hedge accounting is appropriate, the hedging relationship is designated as a fair value hedge, a cash flow hedge, or a foreign currency risk hedge related to a net investment in a foreign operation.

At the inception of a hedging relationship, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

For fair value hedges, changes in the fair value of the derivatives and corresponding changes in fair value of the hedged items attributed to the risk being hedged are recognized in earnings. For cash flow hedges, the effective portion of the changes in the fair values of the derivative instruments are recorded in other comprehensive income until the hedged items are recognized in earnings. Derivative instruments that do not qualify for hedge accounting, or are not designated as hedging instruments, are marked-to-market and the resulting net gains or losses are recognized in earnings.

Separable embedded derivatives

Derivatives may be embedded in other financial instruments (the “host instrument”). Embedded derivatives are treated as separate derivatives when their economic characteristics and risks are not clearly and closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the combined contract is not designated at fair value. These embedded derivatives are measured at fair value with subsequent changes recognized in gains or losses on derivatives.

(q)	Income Tax

Income tax expense is comprised of current and deferred taxes. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantially enacted at the reporting date, and any adjustments to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

The Company’s exposure to uncertain tax positions is evaluated and a provision is made where it is probable that this exposure will materialize. Accrued interest and penalties for uncertain tax positions are recognized in the period in which uncertainties are identified.

(r)	Share Capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognized as a reduction of equity, net of any tax effects.

(s)	Earnings Per Share

The Company presents basic and diluted earnings per share data for its common shares. Earnings per share is calculated by dividing the net earnings attributable to equity holders of the Company by the weighted average number of common shares outstanding.

Diluted earnings per share is determined by adjusting the net earnings attributable to equity holders of the Company and the weighted average number of common shares outstanding, for the effects of all dilutive potential common shares. The calculation of diluted earnings per share assumes that outstanding options which are dilutive to earnings per share are exercised and the proceeds are used to repurchase shares of the Company at the average market price of the shares for the period. The effect is to increase the number of shares used to calculate diluted earnings per share.

(t)	Segment Reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other segments. To be classified as a segment, discrete financial information must be available and operating results must be regularly reviewed by the Company’s chief operating decision maker.

Segment capital expenditure is the total cost incurred during the period to acquire property, plant and equipment, and intangible assets other than goodwill.

3.	Explanation of Transition to IFRS

As stated in note 2(a), these are the Company’s first consolidated financial statements prepared in accordance with IFRS. The accounting policies set out in note 2 have been applied for all periods presented in the consolidated financial statements for the year ended December 31, 2011.

In preparing its opening IFRS statement of financial position, the Company has adjusted amounts previously reported in financial statements prepared in accordance with Canadian GAAP. An explanation of how the transition from Canadian GAAP to IFRS has affected the Company’s financial statements is set out in the following tables and the notes that accompany the tables.

Elected IFRS 1 exemptions applicable to the presentation of the internal opening IFRS financial position

Cameco has elected and applied the following IFRS 1 exemptions:

(i)	Borrowing costs – IFRS 1 provides the option to apply IAS 23, Borrowing Costs (“IAS 23”), prospectively from the transition date to IFRS (January 1, 2010), or from a particular pre-transition date elected by the first time adopter. Borrowing costs may be capitalized on qualifying assets for which the commencement date for capitalization was on or after the date selected. The Company elected to apply IAS 23 prospectively from the date of transition to IFRS. Based on this election, Cameco expensed the borrowing costs capitalized before January 1, 2010 under Canadian GAAP and will capitalize borrowing costs incurred on qualifying assets for which the commencement date for capitalization is subsequent to January 1, 2010.

(ii)	Decommissioning liabilities – The application of IFRIC 1, Changes in Existing Decommissioning, Restoration and Similar Liabilities (“IFRIC 1”), would require the Company to recalculate, retrospectively, the effect of each change in its reclamation provision prior to the date of transition, along with the impact on the related assets and depreciation. IFRS 1 provides the option to instead measure the liability and related depreciation effects as at the date of transition to IFRS. Cameco has elected to apply this exemption and calculated the impact on the statement of financial position as of January 1, 2010.

(iii)	Employee benefits – IAS 19, Employee Benefits (“IAS 19”), requires extensive disclosures in respect of defined benefit plans. IFRS 1 provides an optional exemption that permits the first-time adopter to elect to provide these disclosures prospectively from the date of transition. The Company has elected to apply this exemption and will provide the full disclosures required by IAS 19 in its first annual consolidated financial statements prepared under IFRS.

(iv)	Share-based compensation – IFRS 2, Share-Based Payments (“IFRS 2”), encourages application of its provisions to liabilities arising from cash-settled transactions that were settled before the transition date but only requires application to those transactions that will be settled after the transition date. The Company elected to apply IFRS 2 only to liabilities arising from share-based compensation transactions that existed at January 1, 2010.

(v)	Business combinations – The application of IFRS 3, Business Combinations (“IFRS 3”), requires the restatement of all past business combinations in accordance with IFRS 3. IFRS 1 provides the option to apply IFRS 3 prospectively from the transition date, or from a particular pre-transition date elected by the Company. The Company elected to not restate any past business combinations and to apply IFRS 3 prospectively from the transition date.

(vi)	Cumulative translation differences – IAS 21, The Effects of Changes in Foreign Exchange Rates, would require the Company to calculate currency translation differences retrospectively, from the date a subsidiary or associate was formed or acquired. IFRS 1 provides the option of resetting cumulative translations gains and losses to zero at the transition date. The Company elected to reset cumulative translations losses to zero through opening retained earnings at the transition date.

Reconciliation of Equity at January 1, 2010 and December 31, 2010
	Cdn GAAP	Jan 1, 2010 effect of transition	IFRS	Cdn GAAP	Dec 31, 2010 effect of transition	IFRS
Assets
Current assets
Cash and cash equivalents	$1,101,229	$—	$1,101,229	$376,621	$—	$376,621
Short-term investments	202,836	—	202,836	883,032	—	883,032
Accounts receivable (a)	446,722	1,864	448,586	447,404	1,075	448,479
Current tax assets	—	—	—	42,190	—	42,190
Inventories (b),(d)	453,224	(8,387)	444,837	542,526	(9,436)	533,090
Supplies and prepaid expenses	169,005	—	169,005	190,079	—	190,079
Current portion of long-term receivables, and other	158,011	—	158,011	95,271	—	95,271

Total current assets	2,531,027	(6,523)	2,524,504	2,577,123	(8,361)	2,568,762

Property, plant and equipment (a),(b),(c),(d),(e),(k)	4,068,103	(351,329)	3,716,774	4,337,809	(383,162)	3,954,647
Intangible assets	97,713	—	97,713	94,270	—	94,270
Long-term receivables, investments, other (a),(f),(g)	664,001	(266,511)	397,490	625,000	(286,149)	338,851
Investments in equity-accounted investees (f),(h)	—	222,564	222,564	—	220,430	220,430
Deferred tax assets (p),(q),(r)	33,017	(9,006)	24,011	37,166	(11,572)	25,594

Total non-current assets	4,862,834	(404,282)	4,458,552	5,094,245	(460,453)	4,633,792

Total assets	$7,393,861	$(410,805)	$6,983,056	$7,671,368	$(468,814)	$7,202,554

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities (a),(i)	$492,777	$1,304	$494,081	$386,396	$3,563	$389,959
Current tax liabilities	31,143	—	31,143	35,042	—	35,042
Short-term debt	87,506	—	87,506	85,588	—	85,588
Dividends payable	23,570	—	23,570	27,605	—	27,605
Current portion of finance lease obligation	11,629	—	11,629	13,177	—	13,177
Current portion of other liabilities	29,297	—	29,297	28,228	—	28,228
Current portion of provisions (a),(b),(j),(k),(l)	—	16,301	16,301	—	19,394	19,394
Deferred tax liabilities (p),(q),(r)	87,135	(87,135)	—	28,674	(28,674)	—

Total current liabilities	763,057	(69,530)	693,527	604,710	(5,717)	598,993

Long-term debt	793,842	—	793,842	794,483	—	794,483
Finance lease obligation	159,011	—	159,011	145,834	—	145,834
Provision for reclamation (j)	258,277	(258,277)	—	279,653	(279,653)	—
Other liabilities (a),(g),(j)	244,433	53,958	298,391	244,179	158,770	402,949
Provisions (a),(b),(j),(k),(l)	—	340,528	340,528	—	365,573	365,573
Deferred tax liabilities (p),(q),(r)	167,373	(59,716)	107,657	208,044	(181,774)	26,270

Total non-current liabilities	1,622,936	76,493	1,699,429	1,672,193	62,916	1,735,109

Minority interest (o)	164,040	(164,040)	—	178,139	(178,139)	—

Shareholders’ equity
Share capital (m)	1,512,461	297,400	1,809,861	1,535,857	297,400	1,833,257
Contributed surplus	131,577	—	131,577	142,376	—	142,376
Retained earnings (s)	3,158,506	(765,566)	2,392,940	3,563,089	(872,905)	2,690,184
Other components of equity (b),(d),(g),(h),(k),(n),(p),(r)	41,284	50,398	91,682	(24,996)	49,492	24,496

Total shareholders’ equity attributable to equity holders	4,843,828	(417,768)	4,426,060	5,216,326	(526,013)	4,690,313
Non-controlling interest (o)	—	164,040	164,040	—	178,139	178,139

Total shareholders’ equity	4,843,828	(253,728)	4,590,100	5,216,326	(347,874)	4,868,452

Total liabilities and shareholders’ equity	$7,393,861	$(410,805)	$6,983,056	$7,671,368	$(468,814)	$7,202,554

Reconciliation of Total Comprehensive Income for 2010
	Cdn GAAP	Dec 31, 2010 effect of transition	IFRS

Revenue from products and services	$2,123,655	$—	$2,123,655

Products and services sold (a),(l)	1,127,879	(13,916)	1,113,963
Depreciation and amortization (a),(b),(c),(d),(e),(k)	251,547	(13,239)	238,308

Cost of sales	1,379,426	(27,155)	1,352,271

Gross profit	744,229	27,155	771,384

Administration (g),(i)	155,810	(1,112)	154,698
Exploration	95,796	—	95,796
Research and development	4,794	—	4,794
Cigar Lake remediation	16,633	—	16,633
Gain on sale of assets	107	—	107

Earnings from operations	471,089	28,267	499,356
Finance costs (b),(c),(l)	(24,368)	(61,811)	(86,179)
Gains on derivatives	75,183	—	75,183
Finance income	20,894	—	20,894
Share of loss from equity-accounted investees (h)	(15,538)	11,362	(4,176)
Other income	4,388	—	4,388

Earnings before income taxes	531,648	(22,182)	509,466
Income tax expense (p),(q),(r)	27,251	(23,824)	3,427

Net earnings	$504,397	$1,642	$506,039

Net earnings (loss) attributable to:
Equity holders	$514,749	$1,642	$516,391
Non-controlling interest	(10,352)	—	(10,352)

Net earnings	$504,397	$1,642	$506,039

Basic earnings per common share	$1.31	$—	$1.31

Diluted earnings per common share	$1.30	$—	$1.31

Net earnings	$504,397	$1,642	$506,039
Other comprehensive income (loss), net of taxes
Unrealized foreign currency translation gains (losses)	7,342	(907)	6,435
Gains on derivatives designated as cash flow hedges	12,035	—	12,035
Gains on derivatives designated as cash flow hedges transferred to net earnings	(71,186)	—	(71,186)
Unrealized losses on available-for-sale securities	2,125	—	2,125
Losses on available-for-sale securities transferred to net earnings	(2,557)	—	(2,557)
Defined benefit plan actuarial losses (a),(g),(p)	—	(108,982)	(108,982)

Other comprehensive loss, net of taxes	(52,241)	(109,889)	(162,130)

Total comprehensive income (loss), net of taxes	$452,156	$(108,247)	$343,909

Total comprehensive income (loss) attributable to:
Equity holders	$448,470	$(108,247)	$340,223
Non-controlling interest	3,686	—	3,686

Total comprehensive income (loss)	$452,156	$(108,247)	$343,909

Notes to the reconciliations

The impact on deferred tax of the adjustments described below is set out in note (p).

a)	As a result of BPLP also transitioning to IFRS, Cameco has recorded its share of BPLP’s IFRS transition adjustments. BPLP’s transition adjustments relate largely to the recognition of previously unrecognized actuarial losses, as well as adjustments for changes in amounts eligible for capitalization, componentization of property, plant and equipment and the recognition of additional provisions as required under IFRS.

(i)	BPLP’s policy choice under IFRS for defined benefit plans is to recognize all actuarial gains and losses in other comprehensive income. As a result of this policy choice, for all defined benefit plans existing at January 1, 2010, BPLP has recognized in retained earnings all cumulative actuarial losses. Cameco’s share of this adjustment was a decrease to retained earnings of $136,954,000. In addition, $144,760,000 of actuarial losses at December 31, 2010 was recognized directly in other comprehensive income following BPLP’s annual actuarial valuation update.

In 2005, BPLP sublet the four Bruce A reactors to a newly-formed partnership (the Bruce A Limited Partnership or “BALP”). BPLP continues to be responsible for the overall management of the site, including employment of the full workforce. BPLP and BALP entered into a services and cost sharing agreement to achieve an equitable allocation of certain operating costs, including employee pension and other post-retirement costs.

As a result of being the employer of record, BPLP has legal liability for the pension and other post-retirement benefit plans and is required to recognize the entire amount of any actuarial gains and losses in other comprehensive income. These costs are shared with BALP through the services and cost sharing agreement with amounts recovered from BALP classified in earnings rather than other comprehensive income.

(ii)	Unlike Canadian GAAP, IFRS requires the cost of major inspections and overhauls to be recognized in the carrying amount of property, plant and equipment. It also requires that components of an item of property, plant and equipment with different useful lives be accounted for and depreciated separately. As a result of these different capitalization standards under IFRS, BPLP has made adjustments to retained earnings at its transition date. Cameco’s share of these adjustments was an increase to retained earnings of $8,469,000.

(iii)	Under IFRS, unlike Canadian GAAP, provisions are required to be made when a constructive obligation exists. IFRS also varies from Canadian GAAP in its requirements for certain accruals to be made. Based on the differing requirements for the recognition of provisions and accruals, BPLP recorded a reduction to retained earnings of which Cameco’s share was $6,984,000.

The effect of the IFRS transition adjustments was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Accounts receivable (iii)	$1,864	$1,075
Long-term receivables, investments and other (i)	(60,482)	(92,526)
Property, plant and equipment (ii)	8,469	8,406
Accounts payable and accrued liabilities (iii)	(474)	(2,781)
Provisions (iii)	(4,519)	(3,792)
Other liabilities (i),(iii)	(80,327)	(184,449)
Retained earnings (i),(ii),(iii)	135,469	274,067

Consolidated Statements of Earnings and Consolidated Statements of Comprehensive Income
Products and services sold (i),(ii),(iii)	$—	$(14,125)
Depreciation and amortization (ii)	—	7,963
Actuarial losses (i)	—	144,760

b)	Under IFRS, and similar to Canadian GAAP, changes to a decommissioning liability to recognize the passage of time (unwinding of the discount or accretion) are required to be recorded. Under Canadian GAAP, the accretion was recorded as an operating cost and allocated to inventory while under IFRS, the unwinding of the discount is required to be reflected as a finance cost and does not qualify for capitalization. The effect was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Inventories	$(8,387)	$(9,748)
Property, plant and equipment	—	(75)
Provisions	—	4,209
Retained earnings	8,387	5,658
Other components of equity (foreign currency translation)	—	(44)

Consolidated Statements of Earnings
Depreciation and amortization	$—	$(15,516)
Finance costs	—	12,787

c)	Cameco has elected, under IFRS 1, not to apply IAS 23 retrospectively to borrowing costs incurred on the construction of qualifying assets that commenced prior to January 1, 2010. Accordingly, Cameco has derecognized all borrowing costs that had been previously capitalized under Canadian GAAP through a charge to retained earnings. In addition, based on this election, borrowing costs incurred subsequent to the date of transition on qualifying assets where the construction of the asset commenced prior to January 1, 2010 are being expensed as incurred. The effect was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Property, plant and equipment	$(333,810)	$(377,182)
Retained earnings	333,810	377,182

Consolidated Statements of Earnings
Depreciation and amortization	$—	$(4,349)
Finance costs	—	47,721

d)	IFRS requires the reversal of any previously recorded impairment losses where circumstances have changed such that the impairments have been reduced. The reversal of impairment losses was prohibited under Canadian GAAP. In 2000, as a result of depressed uranium prices, Cameco recorded a write-down relating to certain in situ recovery mine assets located in the United States. The amount of the write-down was determined based on estimated future net cash flows and uranium price forecasts. As a result of the strengthening of uranium prices since 2000, Cameco reassessed these previously impaired assets and based on their value in use, using a discount rate of 8.6%, determined that a portion of these previous write-downs should be reversed. The reversal of these impairment losses has been recognized in cost of sales in the statements of earnings and the effect was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Property, plant and equipment	$34,600	$31,540
Inventory	—	312
Retained earnings	(34,600)	(33,497)
Other components of equity (foreign currency translation)	—	1,645

Consolidated Statements of Earnings
Depreciation and amortization	$—	$1,103

e)	IFRS specifically precludes the inclusion of general overhead and administration expenses in the cost of an item of property, plant and equipment. Cameco reviewed the composition of its items of property, plant and equipment to assess whether the costs included related specifically to the construction of the asset, or whether they were general in nature and determined that certain costs should be expensed under IFRS. The effect of removing these costs from property, plant and equipment was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Property, plant and equipment	$(7,526)	$(7,072)
Retained earnings	7,526	7,072

Consolidated Statements of Earnings
Depreciation and amortization	$—	$(454)

f)	Under IFRS, investments in equity-accounted investees are presented in the consolidated statements of financial position as a separate line item. Previously under Canadian GAAP, these investments were included in long-term receivables, investments and other. The effect of this reclassification was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Investments in equity-accounted investees	$203,873	$191,738
Long-term receivables, investments and other	(203,873)	(191,738)

g)	Cameco’s policy choice under IFRS for defined benefit plans is to recognize all actuarial gains and losses in other comprehensive income. As a result of this policy choice, for all defined benefit plans existing at January 1, 2010, the Company has recognized in retained earnings, $14,404,000 of cumulative actuarial losses. The effect was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Long-term receivables, investments and other	$(2,155)	$(1,885)
Other liabilities	(12,249)	(11,981)
Retained earnings	14,404	13,753
Other components of equity (foreign currency translation)	—	113

Consolidated Statements of Earnings and Consolidated Statements of Comprehensive Income
Administration	$—	$(1,063)
Actuarial losses	—	412

h)	Under IFRS, in-process research and development (“IPR&D”) acquired in a business combination that meets the definition of an intangible asset is capitalized with amortization commencing when the asset is ready for use (i.e., when development is complete). Under Canadian GAAP, amortization of IPR&D capitalized as an intangible asset was commenced immediately, with the amortization period extending from the date of initial recognition to the date the completed asset will be available for use in commercial production. Cameco had been amortizing IPR&D related to the acquisition of its interest in equity-accounted investee GE-Hitachi Global Laser Enrichment LLC, a development-stage entity. Under IFRS, this amortization does not begin until development is complete. The effect of reversing this previously recognized amortization was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Investments in equity-accounted investees	$18,691	$28,692
Retained earnings	(18,691)	(30,053)
Other components of equity (foreign currency translation)	—	1,361

Consolidated Statements of Earnings
Share of loss from equity-accounted investees	$—	$(11,362)

i)	Cameco has granted cash-settled phantom stock options to eligible non-North American employees. The Company applied IFRS 2 to its unsettled share-based compensation arrangements at January 1, 2010.

Cameco accounted for these share-based compensation arrangements at intrinsic value under Canadian GAAP. The related liability has been adjusted to reflect the fair value of the outstanding cash-settled phantom stock options to be consistent with the Company’s accounting policies under IFRS. The effect of accounting for cash-settled share-based compensation transactions at fair value was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Accounts payable and accrued liabilities	$(831)	$(782)
Retained earnings	831	782

Consolidated Statements of Earnings
Administration	$—	$(49)

j)	Under IFRS, decommissioning liabilities and waste provisions are presented in the consolidated statements of financial position as part of provisions. Previously under Canadian GAAP, these obligations were presented separately as provision for reclamation and other liabilities. The effect of this reclassification was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Provision for reclamation	$258,277	$279,653
Provisions	(296,895)	(317,313)
Other liabilities	38,618	37,660

k)	Cameco has elected, under IFRS 1, not to retrospectively recalculate, under IFRIC 1, the effect of each change in its reclamation provision prior to January 1, 2010. Instead, the liability and related assets and depreciation were measured as at the date of transition. Accordingly, Cameco has recalculated the provision and estimated the amount that would have been adjusted to the cost of the related asset by discounting the liability at the date of transition back to the date when the liability first arose, using its best estimate of the historical risk free rate that would have applied over the intervening period. In addition, the Company has calculated the accumulated depreciation on that amount as at the date of transition to IFRS based on the current estimate of the useful life of the asset.

In addition, as a result of its annual review, Cameco adjusted the provision for decommissioning liabilities and cost of the related assets for changes in discount rates which ranged from 4.1% - 4.6% at January 1, 2010 compared to 3.3% - 3.5% at December 31, 2010.

The effect of the IFRS transition adjustments was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Property, plant and equipment	$(53,062)	$(38,779)
Provisions	(57,188)	(68,332)
Retained earnings	110,250	108,262
Other components of equity (foreign currency translation)	—	(1,151)

Consolidated Statements of Earnings
Depreciation and amortization	$—	$(1,988)

l)	IFRS requires that provisions such as those for environmental costs be recognized when it is probable that a restoration expense will be incurred and the associated costs can be reliably estimated. Where the liability will not be settled for a number of years, the amount recognized is the present value of the estimated future expenditure. Under IFRS, provisions for waste removal are measured initially at their present value using risk adjusted cash flows, with changes to the liability due to the passage of time (accretion) recorded as a finance cost. Under Canadian GAAP, discounting to reflect the time value of money is allowed, but not required. In the fuel services conversion processes, a certain amount of waste material is generated. Under Canadian GAAP, provisions for waste removal were measured using undiscounted estimated cash flows and recognized as an expense and a corresponding liability. The effect of discounting the provision upon transition to IFRS was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Provisions	$1,773	$261
Retained earnings	(1,773)	(261)

Consolidated Statements of Earnings
Products and services sold	$—	$209
Finance costs	—	1,303

m)	Under IFRS, convertible debentures that contain a cash settlement feature are accounted for as a hybrid instrument with a debt component and a separate derivative representing the conversion option. The debt component is classified as a financial liability and accounted for at amortized cost using the effective interest rate method, while the conversion option is accounted for as a derivative and recorded at fair value with changes in fair value recorded in earnings.

Under Canadian GAAP, certain convertible debentures that contained a cash settlement feature were accounted for as a compound instrument with both a debt and equity component. Consistent with IFRS, the debt component was accounted for at amortized cost using the effective interest rate method; however, the conversion option was accounted for as an equity instrument with any changes in value not recognized.

The effect of accounting for the conversion option as a derivative at fair value was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Retained earnings	$297,400	$297,400
Share capital	(297,400)	(297,400)

n)	In accordance with IFRS 1, Cameco has elected to deem all foreign currency translation differences recorded in other comprehensive income at the date of transition to IFRS in respect of all foreign entities to be zero at the date of transition.

The effect was to increase foreign currency translation (other components of equity) and to decrease retained earnings by $50,398,000 at January 1, 2010 and December 31, 2010.

In addition to the above, cash flow hedging reserves of $89,457,000 as at January 1, 2010 and $30,306,000 as at December 31, 2010 and available-for-sale assets reserves of $2,225,000 at January 1, 2010 and $1,793 at December 31, 2010 have been reclassified from accumulated other comprehensive income under Canadian GAAP to their respective reserve accounts within other components of equity under IFRS.

o)	Under IFRS, non-controlling interests are presented in the consolidated statement of financial position as equity but are presented separately from the parent shareholders’ equity. Under Canadian GAAP, non-controlling interests were classified between total liabilities and equity and referred to as minority interest.

p)	The foregoing changes decreased (increased) the deferred tax amounts as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
BPLP transition adjustments (a)	$33,862	$68,512
Decommissioning liabilities - discounting (k)	31,076	30,237
Decommissioning liabilities - accretion (b)	2,537	1,082
Provision for waste (l)	(468)	(69)
Borrowing costs (c)	88,159	99,609
Impairment reversal (d)	(12,125)	(11,522)
Capitalized overhead (e)	1,988	1,868
IPR&D (h)	(6,542)	(10,042)
Share-based compensation (i)	136	146
Employee benefits (g)	3,895	3,753

	$142,518	$183,574

In addition, other components of equity of $(794,000) as at December 31, 2010 have been adjusted to reflect the impact of foreign currency translation on the deferred tax balance.

The adjustments described above impacted income tax expense (recovery) on the consolidated statements of earnings as follows:

Consolidated Statements of Earnings	Jan 1/10	2010
BPLP transition adjustments (a)	—	$1,540
Decommissioning liabilities - discounting (k)	—	436
Decommissioning liabilities - accretion (b)	—	1,427
Provision for waste (l)	—	(399)
Borrowing costs (c)	—	(11,450)
Capitalized overhead (e)	—	120
IPR&D (h)	—	3,977
Share-based compensation (i)	—	(10)
Employee benefits (g)	—	287

Income tax recovery	$—	$(4,072)

The adjustment to other comprehensive income relating to previously unrecognized cumulative actuarial losses in BPLP is net of taxes of $36,190,000.

q)	Under IFRS, a deferred tax liability (asset) is recognized for the difference in tax bases between jurisdictions as a result of an intra-group transfer of assets and consequently, the deferred tax is computed using the tax rate applicable to the purchaser. Under Canadian GAAP, a deferred tax liability (asset) was not recognized for the difference in tax bases between jurisdictions. Any taxes paid or recovered by the transferor were recognized as an asset or liability once the profit or loss was recognized by the consolidated entity. The IFRS adjustment is related to product sold by Cameco to subsidiaries and held in inventory at the transition date. The effect was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Deferred tax liabilities	$(540)	$19,690
Retained earnings	540	(19,690)

Consolidated Statements of Earnings
Income tax recovery	$—	$(20,230)

r)	Under IFRS, a deferred tax liability (asset) is recognized for exchange gains and losses related to foreign non-monetary assets and liabilities that are remeasured into the functional currency using historical exchange rates for tax purposes. Under Canadian GAAP, a deferred tax liability (asset) is not recognized for a temporary difference between the historical exchange rate and the current exchange rate translations of non-monetary assets and liabilities. The effect was as follows:

Consolidated Statements of Financial Position	Jan 1/10	2010
Deferred tax liabilities	$(4,133)	$(4,388)
Retained earnings	4,133	4,612
Other components of equity (foreign currency translation)	—	(224)

Consolidated Statements of Earnings
Income tax expense	$—	$479

s)	The above changes increased (decreased) retained earnings as follows:

	Jan 1/10	2010
BPLP transition adjustments (a)	$(135,469)	$(274,067)
Decommissioning liabilities - accretion (b)	(8,387)	(5,658)
Borrowing costs (c)	(333,810)	(377,182)
Impairment reversal (d)	34,600	33,497
Capitalized overhead (e)	(7,526)	(7,072)
Employee benefits (g)	(14,404)	(13,753)
In-process research and development (h)	18,691	30,053
Share-based compensation (i)	(831)	(782)
Decommissioning liabilities - discounting (k)	(110,250)	(108,262)
Provision for waste - discounting (l)	1,773	261
Convertible debentures (m)	(297,400)	(297,400)
Other components of equity (n)	(50,398)	(50,398)
Deferred tax liability (p)	142,518	182,780
Deferred tax liabilities - intra-group transfer (q)	(540)	19,690
Deferred tax liabilities - foreign non-monetary assets (r)	(4,133)	(4,612)

	$(765,566)	$(872,905)

Explanation of material adjustments to the cash flow statement for 2010

Consistent with the Company’s accounting policy election under IAS 7, Statement of Cash Flows, interest paid has been reclassified as a financing activity. Under Canadian GAAP, it had been included as part of investing activities. The amount reclassified was $53,859,000 for the year ended December 31, 2010.

There are no other material differences between the cash flow statement presented under IFRS and the cash flow statement presented under Canadian GAAP.

4.	Accounting Standards

(a)	New Standards and Interpretations not yet Adopted

A number of new standards, interpretations and amendments to existing standards are not yet effective for the year ended December 31, 2011, and have not been applied in preparing these consolidated financial statements. The following standards, amendments to and interpretations of existing standards have been published and are mandatory for Cameco’s accounting periods beginning on or after January 1, 2013:

(i)	Financial Instruments

In October 2010, the IASB issued IFRS 9, Financial Instruments (“IFRS 9”). This standard is effective for periods beginning on or after January 1, 2015 and is part of a wider project to replace IAS 39, Financial Instruments: Recognition and Measurement. IFRS 9 replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only two classification categories: amortized cost and fair value. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset or liability. The guidance in IAS 39 on impairment of financial assets and hedge accounting continues to apply. Cameco is assessing the impact of this new standard on its financial statements.

(ii)	Consolidated Financial Statements

In May 2011, the IASB issued IFRS 10, Consolidated Financial Statements (“IFRS 10”). This standard is effective for periods beginning on or after January 1, 2013 and establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 defines the principle of control and establishes control as the basis for determining which entities are consolidated in the consolidated financial statements. Cameco is assessing the impact of this new standard on its financial statements.

(iii)	Joint Arrangements

In May 2011, the IASB issued IFRS 11, Joint Arrangements (“IFRS 11”). This standard is effective for periods beginning on or after January 1, 2013 and establishes principles for financial reporting by parties to a joint arrangement. IFRS 11 requires a party to assess the rights and obligations arising from an arrangement in determining whether an arrangement is either a joint venture or a joint operation. Joint ventures are to be accounted for using the equity method while joint operations will continue to be accounted for using proportionate consolidation. Cameco is assessing the impact of this new standard on its financial statements.

(iv)	Disclosure of Interests in Other Entities

In May 2011, the IASB issued IFRS 12, Disclosure of Interests in Other Entities (“IFRS 12”). This standard is effective for periods beginning on or after January 1, 2013 and applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. IFRS 12 integrates and makes consistent the disclosure requirements for a reporting entity’s interest in other entities and presents those requirements in a single standard. Cameco is assessing the impact of this new standard on its financial statements.

(v)	Fair Value Measurement

In May 2011, the IASB issued IFRS 13, Fair Value Measurement (“IFRS 13”). This standard is effective for periods beginning on or after January 1, 2013 and provides additional guidance where IFRS requires fair value to be used. IFRS 13 defines fair value, sets out in a single standard a framework for measuring fair value and establishes the required disclosures about fair value measurements. Cameco is assessing the impact of this new standard on its financial statements.

(vi)	Employee Benefits

In June 2011, the IASB issued an amended version of IAS 19, Employee Benefits (“IAS 19”). This amendment is effective for periods beginning on or after January 1, 2013 and eliminates the ‘corridor method’ of accounting for defined benefit plans. Revised IAS 19 also streamlines the presentation of changes in assets and liabilities arising from defined benefit plans, and enhances the disclosure requirements for defined benefit plans. Cameco is assessing the impact of this revised standard on its financial statements.

(vii)	Presentation of Other Comprehensive Income

In June 2011, the IASB issued an amended version of IAS 1, Presentation of Financial Statements (“IAS 1”). This amendment is effective for periods beginning on or after January 1, 2012 and requires companies preparing financial statements in accordance with IFRS to group together items within OCI that may be reclassified to the profit or loss section of the statement of earnings. Revised IAS 1 also reaffirms existing requirements that items in OCI and profit or loss should be presented as either a single statement or two consecutive statements. Cameco is assessing the impact of this revised standard on its financial statements.

5.	Determination of Fair Values

A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes to the specific asset or liability.

(a)	Investments in Equity and Debt Securities

The fair value of available-for-sale financial assets is determined by reference to their quoted closing bid price at the reporting date. The fair value of unlisted securities is based on cash flows discounted using a rate based on the market interest rate and the risk premium specific to the unlisted securities.

(b)	Derivatives

The fair value of forward exchange contracts is based on the current quoted foreign exchange rates. The fair value of interest rate swaps is determined by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date. The fair value of interest rate caps is based on broker quotes.

Fair values reflect the credit risk of the instrument and include adjustments to take into account the credit risk of the Company and counterparty when appropriate.

(c)	Share-Based Compensation

The fair values of the stock option, phantom stock option, deferred share unit and restricted share unit plans are measured using the Black-Scholes option-pricing model. The fair value of the performance share unit plan is measured using Monte Carlo simulation. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility), weighted average expected life of the instruments (based on historical experience and general option holder behavior), expected dividends and the risk-free interest rate (based on government bonds). Service and non-market performance conditions attached to the transactions are taken into account in determining fair value for valuations performed using Monte Carlo simulation.

6.	Use of Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected.

Information about critical judgments in applying the accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is discussed below. Further details of the nature of these estimates and assumptions may be found in the relevant notes to the financial statements.

(a)	Recoverability of Long-Lived and Intangible Assets

Cameco assesses the carrying values of property, plant and equipment, and intangible assets annually or more frequently if warranted by a change in circumstances. If it is determined that carrying values of assets or goodwill cannot be recovered, the unrecoverable amounts are charged against current earnings. Recoverability is dependent upon assumptions and judgments regarding future prices, costs of production, sustaining capital requirements and mineral reserves. A material change in assumptions may significantly impact the potential impairment of these assets. In addition, assumptions used in the calculation of recoverable amounts are discount rates, future cash flows and profit margins.

(b)	Provisions for Decommissioning and Reclamation of Assets

Significant decommissioning and reclamation activities are often not undertaken until near the end of the useful lives of the productive assets. Regulatory requirements and alternatives with respect to these activities are subject to change over time. A significant change to either the estimated costs or mineral reserves may result in a material change in the amount charged to earnings.

(c)	Deferred Income Taxes

Cameco operates in a number of tax jurisdictions and is, therefore, required to estimate its income taxes in each of these tax jurisdictions in preparing its financial statements. In calculating the income taxes, consideration is given to factors such as tax rates in the different jurisdictions, non-deductible expenses, valuation allowances, changes in tax law and management’s expectations of future results. Cameco estimates deferred income taxes based on temporary differences between the income and losses reported in its financial statements and its taxable income and losses as determined under the applicable tax laws. The tax effect of these temporary differences is recorded as deferred tax assets or liabilities in the financial statements. The calculation of income taxes requires the use of judgment and estimates. If these judgments and estimates prove to be inaccurate, future earnings may be materially impacted.

(d)	Mineral Reserves

Depreciation on property, plant and equipment is primarily calculated using the unit-of-production method. This method allocates the cost of an asset to each period based on current period production as a portion of total lifetime production or a portion of estimated mineral reserves. Estimates of life of mine and amounts of mineral reserves are subject to judgment and significant change over time. If actual mineral reserves prove to be significantly different than the estimates, there could be a material impact on the amounts of depreciation and depletion charged to earnings.

(e)	Pension, Other Post-Retirement and Other Post-Employment Benefits

The carrying value of pensions, other post-retirement and other post-employment benefit obligations is based on actuarial valuations that are sensitive to assumptions concerning discount rates, wage increase rates, and other actuarial assumptions used. Changes in these assumptions would result in a material impact to the financial statements.

7.	Short-Term Investments

Short-term investments are denominated in Canadian dollars and are comprised of money market instruments with terms to maturity between three and 12 months. Short-term investments are classified as available-for-sale.

8.	Accounts Receivable

	2011	2010	Jan 1/10
Trade receivables	$564,994	$401,727	$404,574
Receivables due from related parties [note 37]	19,557	22,226	15,137
HST/VAT receivables	16,675	15,093	16,803
Other receivables	10,955	9,433	12,072

Total	$612,181	$448,479	$448,586

The Company’s exposure to credit and currency risks as well as impairment loss related to trade and other receivables, excluding HST/VAT receivables is disclosed in note 29.

9.	Inventories

	2011	2010	Jan 1/10
Uranium
Concentrate	$361,481	$385,242	$304,695
Broken ore	14,310	12,138	18,077

	375,791	397,380	322,772

Fuel Services	118,084	135,710	122,065

Total	$493,875	$533,090	$444,837

10.	Property, Plant and Equipment

	Land and buildings	Plant and equipment (a)	Furniture and fixtures	Under construction	Exploration and evaluation	Total
Cost
At January 1, 2010	$2,020,866	$2,119,054	$79,324	$1,037,777	$538,351	$5,795,372
Additions	75,846	15,547	1,578	368,805	—	461,776
Transfers	117,376	90,166	4,828	(212,370)	—	—
Disposals	(154)	(6,894)	(65)	—	—	(7,113)
Effect of movements in exchange rates	(26,987)	(5,379)	(327)	(4,358)	44,982	7,931

At December 31, 2010	2,186,947	2,212,494	85,338	1,189,854	583,333	6,257,966

Accumulated depreciation
At January 1, 2010	987,724	1,041,612	49,262	—	—	2,078,598
Depreciation charge	98,645	125,359	13,776	—	—	237,780
Transfers	3,501	(4,128)	627	—	—	—
Disposals	(39)	(5,503)	(27)	—	—	(5,569)
Effect of movements in exchange rates	(6,190)	(1,159)	(141)	—	—	(7,490)

At December 31, 2010	1,083,641	1,156,181	63,497	—	—	2,303,319

Net book value at December 31, 2010	$1,103,306	$1,056,313	$21,841	$1,189,854	$583,333	$3,954,647

Net book value at January 1, 2010	$1,033,142	$1,077,442	$30,062	$1,037,777	$538,351	$3,716,774

	Land and buildings	Plant and equipment (a)	Furniture and fixtures	Under construction	Exploration and evaluation	Total
Cost
At January 1, 2011	$2,186,947	$2,212,494	$85,338	$1,189,854	$583,333	$6,257,966
Additions	196,596	33,373	3,263	579,018	—	812,250
Transfers	75,976	131,306	3,762	(211,044)	—	—
Disposals	(4,226)	(33,949)	(12)	(3,083)	—	(41,270)
Effect of movements in exchange rates	8,454	3,364	212	2,324	13,981	28,335

At December 31, 2011	2,463,747	2,346,588	92,563	1,557,069	597,314	7,057,281

Accumulated depreciation
At January 1, 2011	1,083,641	1,156,181	63,497	—	—	2,303,319
Depreciation charge	106,241	131,983	12,007	—	—	250,231
Disposals	(3,597)	(29,998)	(11)	—	—	(33,606)
Effect of movements in exchange rates	4,115	985	130	—	—	5,230

At December 31, 2011	1,190,400	1,259,151	75,623	—	—	2,525,174

Net book value at December 31, 2011	$1,273,347	$1,087,437	$16,940	$1,557,069	$597,314	$4,532,107

(a)

At December 31, 2011, the net amount included in the statement of financial position for plant and equipment includes Cameco’s share of BPLP’s nuclear generating plant under finance lease of $93,220,000.

On February 7, 2011, Cameco signed two agreements with Talvivaara Mining Company Plc. to buy uranium produced at the Sotkamo nickel-zinc mine in Finland. Under the first agreement with Talvivaara, Cameco will provide an up-front payment, to a maximum of $60,000,000 (US) to cover certain construction costs. This amount will be repaid through deliveries of uranium concentrate. Once the full amount has been repaid, Cameco will continue to purchase the uranium concentrates produced at the Sotkamo mine through a second agreement which provides for the purchase of uranium using a pricing formula that references market prices at the time of delivery. The second agreement expires on December 31, 2027.

11.	Intangible Assets

	Intellectual Property	Patents	Total
Cost
At January 1, 2010	$118,819	$—	$118,819
Additions	—	—	—

At December 31, 2010	118,819	—	118,819

Accumulated depreciation
At January 1, 2010	21,106	—	21,106
Amortization charge	3,443	—	3,443

At December 31, 2010	24,549	—	24,549

Net book value at December 31, 2010	$94,270	$—	$94,270

Net book value at January 1, 2010	$97,713	$—	$97,713

	Intellectual Property	Patents	Total
Cost
At January 1, 2011	$118,819	$—	$118,819
Additions	—	8,462	8,462
Effect of movements in exchange rates	—	428	428

At December 31, 2011	118,819	8,890	127,709

Accumulated depreciation
At January 1, 2011	24,549	—	24,549
Amortization charge	3,960	239	4,199
Effect of movements in exchange rates	—	7	7

At December 31, 2011	28,509	246	28,755

Net book value at December 31, 2011	$90,310	$8,644	$98,954

The intangible asset values relate to intellectual property acquired with Cameco Fuel Manufacturing (“CFM”) and patents acquired with UFP Investments LLC (“UFP”). The CFM intellectual property is being amortized on a unit-of-production basis over its remaining life which expires in 2030. Amortization is allocated to the cost of inventory and is recognized in cost of products and services sold as inventory is sold. The patents acquired with UFP are being amortized to cost of products and services sold on a straight-line basis over their remaining life which expires in July 2029.

12.	Long-Term Receivables, Investments and Other

	2011	2010	Jan 1/10
BPLP
Finance lease receivable from BALP (a)	$87,785	$91,608	$94,895
Derivatives [note 29]	54,010	77,831	141,949
Available-for-sale securities
Western Uranium Corporation	—	6,033	4,637
GoviEx Uranium	21,057	23,017	25,214
Derivatives [note 29]	17,392	50,011	68,432
Deferred charges
Cost of sales	—	—	14,415
Advances receivable from JV Inkai LLP [note 37]	78,058	125,072	141,149
Other	87,949	60,550	64,810

	346,251	434,122	555,501
Less current portion	(62,433)	(95,271)	(158,011)

Net	$283,818	$338,851	$397,490

(a)

BPLP leases the Bruce A nuclear generating plants and other property, plant and equipment to BALP under a sublease agreement. Future minimum base rent sublease payments under the capital lease receivable are imputed using a 7.5% discount rate. The future minimum lease payments are as follows:

As at December 31, 2011
	Future minimum lease payments	Interest	Present value of minimum lease payments
Less than one year	$12,640	$6,372	$6,268
Between one and five years	59,800	19,566	40,234
More than five years	44,550	3,267	41,283

Total	$116,990	$29,205	$87,785

As at December 31, 2010
	Future minimum lease payments	Interest	Present value of minimum lease payments
Less than one year	$9,684	$6,191	$3,493
Between one and five years	53,901	22,232	31,669
More than five years	63,970	7,524	56,446

Total	$127,555	$35,947	$91,608

Included in finance income is $6,741,000 related to the finance lease receivable for the year ended December 31, 2011 (2010 - $6,952,000).

The lease agreement includes supplemental lease payments which are classified as contingent rents. Annual supplemental rents of $30,000,000 (subject to CPI) per operating reactor are payable by BPLP to Ontario Power Generation Inc. (“OPG”). Should the hourly annual average price of electricity in Ontario fall below $30 per megawatt hour for any calendar year, the supplemental rent reduces to $12,000,000 per operating reactor.

BPLP leases the Bruce A nuclear generating plants and other property, plant and equipment to BALP under a sublease agreement. In accordance with the Sublease Agreement, BALP will participate in its share of supplemental rent and any subsequent adjustments. There were $58,460,000 in supplemental lease payments to OPG recognized in 2011 (2010 - $54,352,000). Of this amount, $19,276,000 was reimbursed to BPLP from BALP during 2011 (2010 - $18,960,000). The net amounts have been recognized in cost of products and services sold.

Additionally, the base rent payments during the renewal periods have been classified as contingent rents. The calculation of the renewal base rent payments is based on the proportion of operational BALP units versus BPLP units, contingent on the extent of use of the respective stations. These base rents will commence in 2019.

13.	Equity-Accounted Investees

	2011	2010
Beginning of year	$220,430	$222,564
Investment cost addition	10,026	13,582
Share of loss	(7,233)	(4,176)
Disposal of associate	—	(945)
Control of associate acquired (note 36)	(6,846)	—
Exchange differences and other	3,849	(10,595)

End of year	$220,226	$220,430

Summary financial information for Cameco’s equity-accounted investees, adjusted for the percentage of ownership held, is as follows:

	2011	2010	Jan 1/10
Current assets	$22,402	$35,954	$36,938
Non-current assets	51,129	44,667	30,482
Current liabilities	(3,669)	(1,439)	(1,687)
Non-current liabilities	(3,114)	(4,109)	(3,142)

Net Assets	$66,748	$75,073	$62,591

Revenue	$1,608	$3,580	$—
Expenses	(8,841)	(7,756)	—

Net Loss	$(7,233)	$(4,176)	$—

At December 31, 2011, the quoted value of the Company’s share in associates having shares listed on recognized stock exchanges was $30,268,000 (December 31, 2010 - $103,186,000). The carrying value of these investments was $6,699,000 at December 31, 2011 (December 31, 2010 - $9,998,000).

While the Company has less than a 20% interest in UrAmerica Ltd., it is considered to have significant influence because it has the right to appoint a director to the board.

14.	Accounts Payable and Accrued Liabilities

	2011	2010	Jan 1/10
Trade payables	$312,751	$263,147	$378,539
Non-trade payables	134,614	97,232	98,266
Payables due to related parties [note 37]	9,942	29,580	17,276

Total	$457,307	$389,959	$494,081

The Company’s exposure to currency and liquidity risk related to trade and other payables is disclosed in note 29.

15.	Short-Term Debt

	2011	2010	Jan 1/10
Promissory note payable	$73,059	$72,948	$76,762
BPLP	18,644	12,640	10,744

Total	$91,703	$85,588	$87,506

In 2008, a promissory note in the amount of $73,344,000 (US) was issued to finance the acquisition of GE-Hitachi Global Laser Enrichment LLC (GLE). The promissory note is payable on demand and bears interest at a market rate of 2.27%. At December 31, 2011, $71,838,000 (US) (2010 - $73,344,000 (US)) was outstanding under this promissory note.

BPLP has a $150,000,000 working capital and operational letter of credit facility that is available until July 30, 2013, as well as $412,000,000 in letter of credit facilities. As at December 31, 2011, BPLP had $75,000,000 outstanding under the working capital ($59,000,000) and operational letter of credit facility ($16,000,000) (2010 - $45,000,000) and $362,000,000 outstanding under the letter of credit facilities (2010 - $270,000,000). Cameco’s share of the available facilities is $47,400,000 under the working capital and operational letter of credit facility and $130,190,000 in letter of credit facilities. As at December 31, 2011, Cameco’s share outstanding under the working capital ($18,644,000) and operational letter of credit facility ($5,056,000) was $23,700,000 (2010 - $14,220,000) and $114,390,000 under the letter of credit facilities (2010 - $85,320,000).

16.	Long-Term Debt

	2011	2010	Jan 1/10
Debentures - Series C	$298,993	$298,721	$298,449
Debentures - Series D	496,152	495,762	495,393
JV Inkai LLP	6,126	—	—

Total	$801,271	$794,483	$793,842

Cameco has $299,000,000 outstanding in senior unsecured debentures (Series C). These debentures bear interest at a rate of 4.70% per annum (effective interest rate of 4.79%) and mature on September 16, 2015.

On September 2, 2009, Cameco issued debentures (Series D) in the amount of $500,000,000. These debentures bear interest at a rate of 5.67% per annum (effective interest rate of 5.80%) and mature on September 2, 2019. The proceeds of the issue after deducting expenses were $495,300,000.

In February 2009, Cameco concluded an arrangement for a $100,000,000 unsecured revolving credit facility. The original maturity date of the facility was February 5, 2010, however, in November 2010, upon mutual agreement with the lender, this facility was further extended to February 4, 2012. On November 1, 2011, Cameco cancelled this facility.

On November 1, 2011, Cameco amended and extended the term of our $500,000,000 unsecured revolving credit facility that was maturing November 30, 2012. This credit facility was increased to $1,250,000,000 and now matures on November 1, 2016. Upon mutual agreement, the facility can be extended for an additional year on the anniversary date. In addition to direct borrowings under the facility, up to $100,000,000 can be used for the issuance of letters of credit and, to the extent necessary, it may be used to provide liquidity support for the Company’s commercial paper program. The facility ranks equally with all of our other senior debt. As of December 31, 2011 there were no amounts outstanding under this facility. The agreement provides the ability to increase the revolving credit facility above $1,250,000,000 by no less than increments of $50,000,000, up to a total of $1,750,000,000.

Cameco is bound by a covenant in its revolving credit facility. The covenant requires a funded debt to tangible net worth ratio equal to or less than 1:1. Non-compliance with this covenant could result in accelerated payment and termination of the revolving credit facility. At December 31, 2011, Cameco was in compliance with the covenant and does not expect its operating and investing activities in 2012 to be constrained by it.

Cameco has $693,094,000 ($400,614,000 and $287,591,000 (US)) in letter of credit facilities. The majority of the outstanding letters of credit at December 31, 2011 relate to future decommissioning and reclamation liabilities [note 19] and amounted to $664,575,000 ($395,606,000 and $264,186,000 (US)) (2010 - $549,533,000 ($395,818,000 and $153,987,000 (US)).

Inkai has a $20,000,000 (US) revolving credit facility that is available until August 11, 2014. As at December 31, 2011, Inkai had $10,000,000 (US) outstanding under this facility. Cameco’s share of this facility and the amount outstanding under it is $12,000,000 (US) and $6,000,000 (US) respectively.

The table below represents currently scheduled maturities of long-term debt over the next five years.

2012	$—
2013	—
2014	6,126
2015	298,993
2016	—
Thereafter	496,152

Total	$801,271

17.	Finance Lease Obligation

BPLP holds a long-term lease with Ontario Power Generation Inc. (“OPG”) to operate the Bruce nuclear power facility. The initial term of the lease expires in 2018, with options to extend the lease for up to an additional 25 years. The interest rate associated with the lease is 7.5%. The future minimum lease payments are as follows:

As at December 31, 2011
	Future minimum lease payments	Interest	Present value of minimum lease payments
Less than one year	$25,280	$10,428	$14,852
Between one and five years	106,492	28,728	77,764
More than five years	57,512	4,294	53,218

Total	$189,284	$43,450	$145,834

As at December 31, 2010
	Future minimum lease payments	Interest	Present value of minimum lease payments
Less than one year	$24,648	$11,471	$13,177
Between one and five years	103,964	34,230	69,734
More than five years	85,320	9,220	76,100

Total	$213,932	$54,921	$159,011

Included in finance costs is $11,376,000 related to the finance lease obligation for the year ended December 31, 2011 (2010 - $12,324,000).

The lease agreement includes supplemental payments which are classified as contingent rents. Annual supplemental rents of $30,000,000 (subject to CPI) per operating reactor are payable by BPLP to Ontario Power Generation Inc. (“OPG”). Should the hourly annual average price of electricity in Ontario fall below $30 per megawatt hour for any calendar year, the supplemental rent reduces to $12,000,000 per operating reactor.

BPLP leases the Bruce A nuclear generating plants and other property, plant and equipment to BALP under a sublease agreement. In accordance with the Sublease Agreement, BALP will participate in its share of supplemental rent and any subsequent adjustments. There were $58,460,000 in supplemental lease payments to OPG recognized in 2011 (2010 - $54,352,000). Of this amount, $19,276,000 was reimbursed to BPLP from BALP during 2011 (2010 - $18,960,000). The net amounts have been recognized in cost of products and services sold.

Additionally, the base rent payments during the renewal periods have been classified as contingent rents. The calculation of the renewal base rent payments is based on the proportion of operational BALP units versus BPLP units, contingent on the extent of use of the respective stations. These base rents will commence in 2019.

18.	Other Liabilities

	2011	2010	Jan 1/10
Deferred sales	$13,739	$17,004	$24,982
Derivatives [note 29]	28,499	5,273	4,137
Defined benefit liability [note 28]	38,050	21,738	19,141
BPLP
Defined benefit liability [note 28]	468,363	349,129	229,599
Derivatives [note 29]	19,439	29,954	36,820
OPG loan	4,045	—	—
Other	6,624	8,079	13,009

	578,759	431,177	327,688
Less current portion	(50,495)	(28,228)	(29,297)

Total	$528,264	$402,949	$298,391

19.	Provisions

	Reclamation	Waste Disposal	Total
Balance at January 1, 2011	$344,426	$40,541	$384,967
Provisions made during the period	167,957	6,891	174,848
Provisions used during the period	(18,498)	(13,950)	(32,448)
Provisions reversed during the period	—	(8,927)	(8,927)
Unwinding of discount	12,266	1,161	13,427
Impact of foreign exchange	2,615	—	2,615

Balance at December 31, 2011	$508,766	$25,716	$534,482

Current	$9,979	$4,878	$14,857
Non-current	498,787	20,838	519,625

	$508,766	$25,716	$534,482

(a)	Reclamation Provision

Cameco’s estimates of future decommissioning obligations are based on reclamation standards that satisfy regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives and amounts to be recovered from other parties.

Cameco estimates total future decommissioning and reclamation costs for its existing operating assets to be $576,976,170. The expected timing of these outflows is based on life of mine plans with the majority of expenditures expected to occur after 2017. These estimates are reviewed by Cameco technical personnel as required by regulatory agencies or more frequently as circumstances warrant. In connection with future decommissioning and reclamation costs, Cameco has provided financial assurances of $664,214,040 in the form of letters of credit to satisfy current regulatory requirements.

The reclamation provision relates to the following segments:

	2011	2010
Uranium	$381,967	$262,159
Fuel Services	126,799	82,267

Total	$508,766	$344,426

(b)	Waste Disposal

The Fuel Services division consists of the Blind River Refinery, Port Hope Conversion Facility and Cameco Fuel Manufacturing. The refining, conversion and manufacturing processes generate certain uranium contaminated waste. These include contaminated combustible material (paper, rags, gloves, etc.), and contaminated non-combustible material (metal parts, soil from excavations, building and roofing materials, spent uranium concentrate drums, etc.). These materials can in some instances be recycled or reprocessed. A provision for waste disposal costs in respect of these materials is recognized when they are generated.

Cameco estimates total future costs related to existing waste disposal to be $26,794,900. The expected timing of these outflows is expected to occur within the next 5 years.

20.	Share Capital

Authorized share capital:

Unlimited number of first preferred shares

Unlimited number of second preferred shares

Unlimited number of voting common shares, and

One Class B share

(a)	Common Shares

Number Issued (Number of Shares)	2011	2010
Beginning of year	394,351,043	392,838,733
Issued:
Stock option plan [note 27]	394,380	1,512,310

Issued share capital	394,745,423	394,351,043

(b)	Class B share

One Class B share issued during 1988 and assigned $1 of share capital entitles the shareholder to vote separately as a class in respect of any proposal to locate the head office of Cameco to a place not in the province of Saskatchewan.

(c)	Dividends

Dividends on Cameco Corporation common shares are declared in Canadian dollars. For the year ended December 31, 2011, the dividend declared per share was $0.40 and $0.28 for the year ended December 31, 2010.

21.	Employee Benefit Expense

The following employee benefit expenses are included in cost of products and services sold, administration, exploration, research and development, Cigar Lake remediation expenses and property, plant and equipment.

	2011	2010
Wages and salaries	$513,830	$465,317
Statutory and company benefits	84,235	80,994
Equity-settled share-based compensation	24,139	17,138
Expenses related to defined benefit plans	25,759	19,459
Contributions to defined contribution plans	16,663	13,921
Cash-settled share-based compensation	(10,333)	2,902

Total	$654,293	$599,731

22.	Finance Costs

	2011	2010
Interest on long-term debt	$57,143	$56,338
Unwinding of discount on provisions	13,427	14,117
Other charges	3,179	8,609
Foreign exchange (gains) losses	(1,678)	5,110
Interest on short-term debt	1,597	2,005

Total	$73,668	$86,179

23.	Other Income

	2011	2010
Sale of investments	$4,623	$5,263
Other	297	(875)

Total	$4,920	$4,388

24.	Income Taxes

(a)	Significant Components of Deferred Tax Assets and Liabilities

	Recognized in Earnings		As at December 31
	2011	2010	2011	2010
Assets
Provision for reclamation	$47,645	$4,030	$159,455	$110,261
Foreign exploration and development	432	4,053	9,683	9,251
Income tax losses	55,702	(196,241)	67,072	11,370
Other	7,150	16,294	97,807	51,323

Deferred tax assets	$110,929	$(171,864)	$334,017	$182,205

Liabilities
Property, plant and equipment	$110,616	$(186,169)	$243,345	$134,278
Inventories	(3,301)	(1,318)	4,629	7,930
Long-term investments and other	(27,857)	(7,589)	12,816	40,673

Deferred tax liabilities	$79,458	$(195,076)	$260,790	$182,881

Net deferred tax asset (liability)	$31,471	$23,212	$73,227	$(676)

Deferred tax allocated as
Deferred tax assets			$81,392	$25,594
Deferred tax liabilities			(8,165)	(26,270)

Net deferred tax asset (liability)			$73,227	$(676)

(b)	Movement in Net Deferred Tax Assets and Liabilities

	2011	2010
Deferred tax liability at January 1	$(676)	$(83,646)
Expense for the year in net earnings	31,471	23,212
Expense for the year in other comprehensive income	38,951	62,826
Foreign exchange adjustments	3,481	(3,068)

Deferred tax asset (liability) at December 31	$73,227	$(676)

(c)	Significant Components of Unrecognized Deferred Tax Assets

	2011	2010
Income tax losses	$45,847	$30,255
Property, plant and equipment	27,328	20,348
Long-term investments and other	2,893	13,240

Unrecognized deferred tax assets at December 31	$76,068	$63,843

(d)	Tax Rate Reconciliation

The provision for income taxes differs from the amount computed by applying the combined expected federal and provincial income tax rate to earnings before income taxes. The reasons for these differences are as follows:

	2011	2010
Earnings before income taxes and non-controlling interest	$450,390	$509,466
Combined federal and provincial tax rate	28.4%	30.2%

Computed income tax expense	127,911	153,859
Increase (decrease) in taxes resulting from:
Change in income tax rates	7,582	(29,508)
Manufacturing and processing deduction	—	(3,846)
Difference between Canadian rate and rates applicable to subsidiaries in other countries	(184,901)	(143,347)
Change in unrecorded deferred tax assets	15,961	13,499
Other provincial taxes	2,935	1,409
Share-based compensation plans	4,295	2,696
Change in tax provision related to transfer pricing	27,000	3,000
Other permanent differences	10,972	5,665

Income tax expense	$11,755	$3,427

(e)	Reassessments

In 2008, as part of the ongoing annual audits of Cameco’s Canadian tax returns, Canada Revenue Agency (CRA) disputed the transfer pricing methodology used by Cameco and its wholly owned Swiss subsidiary, Cameco Europe Ltd. (CEL), in respect of sale and purchase agreements for uranium products. From December 2008 to date, CRA issued notices of reassessment for the taxation years 2003, 2004, 2005 and 2006, which have increased Cameco’s income for Canadian income tax purposes by approximately $43,000,000, $108,000,000, $197,000,000 and $243,000,000 respectively. No reassessment received to date has resulted in more than a nominal amount of cash taxes becoming payable due to the availability of elective deductions and tax loss carrybacks. Cameco believes it is likely that CRA will reassess Cameco’s tax returns for subsequent years on a similar basis.

CRA’s Transfer Pricing Review Committee has not imposed a transfer pricing penalty for any year reassessed to date.

Having regard to advice from its external advisors, Cameco’s opinion is that CRA’s position is incorrect, and Cameco is contesting CRA’s position. However, to reflect the uncertainties of CRA’s appeals process and litigation, Cameco has recorded a cumulative tax provision related to this matter for the years 2003 through the current period in the amount of $54,000,000. No provisions for penalties or interest have been recorded. Cameco does not expect more than a nominal amount of cash taxes to be payable due to the availability of elective deductions and tax loss carryovers. While the resolution of this matter may result in liabilities that are higher or lower than the reserve, management believes that the ultimate resolution will not be material to Cameco’s financial position, results of operations or liquidity over the period. However, an unfavourable outcome for the years 2003 to 2011 could be material to Cameco’s financial position, results of operations or cash flows in the year(s) of resolution.

Further to Cameco’s decision to contest CRA’s reassessments, Cameco is pursuing its appeal rights under the Income Tax Act.

(f)	Earnings and Income Taxes by Jurisdiction

	2011	2010
Earnings (loss) before income taxes
Canada	$(376,952)	$(63,213)
Foreign	827,342	572,679

	$450,390	$509,466

Current income taxes (recovery)
Canada	$(7,856)	$(12,280)
Foreign	51,082	38,919

	$43,226	$26,639
Deferred income taxes (recovery)
Canada	$(47,427)	$(27,339)
Foreign	15,956	4,127

	$(31,471)	$(23,212)

Income tax expense	$11,755	$3,427

(g)	Income Tax Losses

At December 31, 2011, income tax losses carried forward of $402,041,000 (2010 - $136,242,000) are available to reduce taxable income. These losses expire as follows:

Date of expiry	Canada	US	Other	Total
2013	—	$216	—	$216
2019	—	—	3,057	3,057
2029	—	8,279	—	8,279
2030	410	10,783	—	11,193
2031	227,159	—	—	227,159
No expiry	—	—	152,137	152,137

	$227,569	$19,278	$155,194	$402,041

Included in the table above is $152,848,000 (2010 - $101,000,000) of temporary differences related to loss carry forwards where no future benefit is realized.

(h)	Other Comprehensive Loss

Other comprehensive loss included on the consolidated statements of comprehensive income and the consolidated statements of changes in equity is presented net of income taxes. The following income tax amounts are included in each component of other comprehensive loss:

For the year ended December 31, 2011
	Before tax	Income tax recovery (expense)	Net of tax
Exchange differences on translation of foreign operations	$38,635	$—	$38,635
Gains on derivatives designated as cash flow hedges	10,717	(2,763)	7,954
Gains on derivatives designated as cash flow hedges transferred to net earnings	(25,506)	6,806	(18,700)
Unrealized gains on assets available-for-sale	311	(39)	272
Gains on assets available-for-sale transferred to net earnings	(2,209)	292	(1,917)
Defined benefit plan actuarial losses	(138,692)	34,655	(104,037)

	$(116,744)	$38,951	$(77,793)

For the year ended December 31, 2010
	Before tax	Income tax recovery (expense)	Net of tax
Exchange differences on translation of foreign operations	$6,435	$—	$6,435
Gains on derivatives designated as cash flow hedges	15,012	(2,977)	12,035
Gains on derivatives designated as cash flow hedges transferred to net earnings	(100,586)	29,400	(71,186)
Unrealized gains on assets available-for-sale	2,455	(330)	2,125
Gains on assets available-for-sale transferred to net earnings	(2,956)	399	(2,557)
Defined benefit plan actuarial losses	(145,316)	36,334	(108,982)

	$(224,956)	$62,826	$(162,130)

25.	Per Share Amounts

Per share amounts have been calculated based on the weighted average number of common shares outstanding during the period. The weighted average number of paid shares outstanding in 2011 was 394,661,591 (2010 – 393,168,523).

	2011	2010
Basic earnings per share computation
Net earnings attributable to equity holders	$450,404	$516,391
Weighted average common shares outstanding	394,662	393,169

Basic earnings per common share	$1.14	$1.31

Diluted earnings per share computation
Net earnings attributable to equity holders	$450,404	$516,391
Weighted average common shares outstanding	394,662	393,169
Dilutive effect of stock options	817	1,850

Weighted average common shares outstanding, assuming dilution	395,479	395,019

Diluted earnings per common share	$1.14	$1.31

26.	Statements of Cash Flows
Other Operating Items

	2011	2010
Changes in non-cash working capital:
Accounts receivable	$(158,779)	$8,509
Inventories	29,105	(73,524)
Supplies and prepaid expenses	8,094	(21,229)
Accounts payable and accrued liabilities	68,369	(123,634)
Other	(64,656)	(59,176)

Total	$(117,867)	$(269,054)

27.	Share-Based Compensation Plans

The Company has the following equity-settled plans:

(a)	Stock Option Plan

The Company has established a stock option plan under which options to purchase common shares may be granted to officers and other employees of Cameco. Options granted under the stock option plan have an exercise price of not less than the closing price quoted on the TSX for the common shares of Cameco on the trading day prior to the date on which the option is granted. The options vest over three years and expire eight years from the date granted. Options have not been awarded to directors since 2003 and the plan has been amended to preclude the issue of options to directors.

The aggregate number of common shares that may be issued pursuant to the Cameco stock option plan shall not exceed 43,017,198, of which 26,486,819 shares have been issued.

Stock option transactions for the respective years were as follows:

(Number of Options)	2011	2010
Beginning of period	7,552,379	7,939,833
Options granted	1,630,069	1,515,945
Options forfeited	(261,978)	(391,089)
Options exercised [note 20]	(394,380)	(1,512,310)

End of period	8,526,090	7,552,379

Exercisable	5,556,417	4,814,761

Weighted average exercise prices were as follows

	2011	2010
Beginning of period	$30.26	$27.42
Options granted	39.10	28.90
Options forfeited	36.88	35.05
Options exercised	14.68	12.75

End of period	$32.47	$30.26

Exercisable	$32.16	$32.02

Total options outstanding and exercisable at December 31, 2011 were as follows:

		Options Outstanding		Options Exercisable
Option Price Per Share	Number	Weighted Average Remaining Life	Weighted Average Exercisable Price	Number	Weighted Average Exercisable Price
$10.50 - 26.24	1,733,874	4.5	$16.83	1,269,076	$15.66
26.25 - 55.00	6,792,216	3.5	36.46	4,287,341	37.04

	8,526,090			5,556,417

The foregoing options have expiry dates ranging from March 9, 2012 to March 2, 2019

Non-vested stock option transactions for the respective years were as follows:

(Number of Options)	2011	2010
Beginning of period	2,737,618	2,389,685
Options granted	1,630,069	1,515,945
Options forfeited	(96,055)	(91,439)
Options vested	(1,301,959)	(1,076,573)

End of period	2,969,673	2,737,618

For the year ended December 31, 2011, Cameco has recorded a net expense of $14,803,000 (2010 - $8,931,000), related to options that vested during the year.

(b)	Executive Performance Share Unit (PSU)

The Company has established a PSU plan whereby it provides each plan participant an annual grant of PSUs in an amount determined by the board. Each PSU represents one phantom common share that entitles the participant to a payment of one Cameco common share purchased on the open market, or cash at the board’s discretion, at the end of each three-year period if certain performance and vesting criteria have been met. The final value of the PSUs will be based on the value of Cameco common shares at the end of the three-year period and the number of PSUs that ultimately vest. Vesting of PSUs at the end of the three-year period will be based on total shareholder return over the three years, Cameco’s ability to meet its annual cash flow from operations targets and whether the participating executive remains employed by Cameco at the end of the three-year vesting period.

Cameco records compensation expense with an offsetting credit to contributed surplus to reflect the estimated fair value of PSUs granted to employees. For the year ended December 31, 2011, the amount recorded was $4,392,000 (2010 - $3,679,000). As of December 31, 2011, the total PSUs held by the participants after adjusting for forfeitures on retirement was 310,413 (2010 - 395,360).

c)	Executive Restricted Share Unit (RSU)

In 2011, the Company established an RSU plan whereby it provides each plan participant an annual grant of RSUs in an amount determined by the board. Each RSU represents one phantom common share that entitles the participant to a payment of one Cameco common share purchased on the open market, or cash at the board’s discretion. The final value of the RSUs will be based on the value of Cameco common shares at the end of the three year vesting period.

Cameco records compensation expense with an offsetting credit to contributed surplus to reflect the estimated fair value of RSUs granted to employees. For the year ended December 31, 2011, the amount recorded was $297,000 (2010 - nil). As of December 31, 2011, the total RSU’s held by the participants was 70,000 (2010 – nil).

The Company has the following cash-settled plans:

a)	Deferred Share Unit (DSU)

Cameco offers a deferred share unit plan to non-employee directors. A DSU is a notional unit that reflects the market value of a single common share of Cameco. 60% of each director’s annual retainer is paid in DSUs. In addition, on an annual basis, directors can elect to receive 25%, 50%, 75% or 100% of the remaining 40% of their annual retainer and any additional fees in the form of DSUs. If a director meets their ownership requirements, the director may elect to take 25%, 50%, 75% or 100% of their annual retainer and any fees in cash, with the balance, if any, to be paid in DSUs. Each DSU fully vests upon award. The DSUs will be redeemed for cash upon a director leaving the board. The redemption amount will be based upon the weighted average of the closing prices of the common shares of Cameco on the TSX for the last 20 trading days prior to the redemption date multiplied by the number of DSUs held by the director. As of December 31, 2011, the total DSUs held by participating directors was 380,851 (2010 – 354,276).

b)	Phantom Stock Option

Cameco makes annual grants of bonuses to eligible non-North American employees in the form of phantom stock options. Employees receive the equivalent value of shares in cash when exercised. Options granted under the phantom stock option plan have an award value equal to the closing price quoted on the TSX for the common shares of Cameco on the trading day prior to the date on which the option is granted. The options vest over three years and expire eight years from the date granted. As of December 31, 2011, the number of options held by participating employees was 249,227 (2010 - 242,051) with exercise prices ranging from $10.51 to $46.88 per share (2010 - $5.88 to $46.88) and a weighted average exercise price of $31.48 (2010 - $29.97).

The fair value of the units granted through the PSU plan was determined based on Monte Carlo simulation. The fair value of all other share-based payment plans was measured based on the Black-Scholes option-pricing model. Expected volatility is estimated by considering historic average share price volatility.

The inputs used in the measurement of the fair values at grant date of the equity-settled share-based payment plans were as follows:

	Stock Option Plan	PSUs	RSUs
Number of options granted	1,630,069	146,450	70,000
Average strike price	$39.10	—	—
Expected dividend	$0.40	$0.00	$0.40
Expected volatility	39%	50%	39%
Risk-free interest rate	2.5%	2.2%	2.5%
Expected life of option	4.5 years	3 years	3 years
Expected forfeitures	15%	0%	0%
Weighted average grant date fair values	$12.57	$42.11	$25.44

In addition to these inputs, other features of the PSU grant were incorporated into the measurement of fair value. The market condition based on total shareholder return was incorporated by utilizing a Monte Carlo simulation. The non-market criteria relating to realized selling prices, production targets and cost control have been incorporated into the valuation at grant date by reviewing prior history and corporate budgets.

The inputs used in the measurement of the fair values at measurement date of the cash-settled share-based payment plans were as follows:

	DSUs	Phantom Option Plan
Number of units outstanding	380,851	249,227
Average strike price	—	$31.53
Expected dividend	$0.40	$0.40
Expected volatility	42%	42%
Risk-free interest rate	1.1%	1.1%
Expected life of option	3.5 years	3.5 years
Expected forfeitures	0%	0%
Weighted average measurement date fair values	$18.41	$2.17

Cameco also has an employee share ownership plan which commenced in 2007, whereby both employee and Company contributions are used to purchase shares on the open market for employees. The Company’s contributions are expensed during the year of contribution. Under the plan, employees have the opportunity to participate in the program to a maximum of 6% of eligible earnings each year with Cameco matching the first 3% of employee-paid shares by 50%. Cameco contributes $1,000 of shares annually to each employee that is enrolled in the plan. Shares purchased with Company contributions and with dividends paid on such shares, become unrestricted on January 1 of the second plan year following the date on which such shares were purchased. At December 31, 2011, there were 3,695 participants in the plan (2010 – 3,496). The total number of shares purchased in 2011 on behalf of participants, including the Company contribution, was 257,747 shares (2010 – 214,795). In 2011, the Company’s contributions totaled $4,647,000 (2010 - $4,528,000).

Cameco has recognized the following expenses (recoveries) under these plans:

	2011	2010
Deferred share units	$(7,725)	$1,971
Phantom stock options	(2,608)	931
Employee share ownership plan	4,647	6,608

At December 31, 2011, a liability of $7,479,000 (2010 - $17,581,000) was included in the statement of financial position to recognize accrued but unpaid expenses for these plans.

28.	Pension and Other Post-Retirement Benefits

Cameco maintains both defined benefit and defined contribution plans providing pension and post-retirement benefits to substantially all of its employees.

Under the defined pension benefit plans, Cameco provides benefits to retirees based on their length of service and final average earnings. The non-pension post-retirement plan covers such benefits as group life and supplemental health insurance to eligible employees and their dependants. The costs related to the non-pension post-retirement plans are charged to earnings in the period during which the employment services are rendered. However, these future obligations are not funded.

The effective date for the most recent valuations for funding purposes on the pension benefit plans is January 1, 2009. The next planned effective date for valuation for funding purposes of the pension benefit plans is set to be January 1, 2012.

A reconciliation of the funded status of the benefit plans to the financial statements is as follows:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Fair value of plans assets, beginning of year	$27,135	$24,209	$—	$—
Expected return on assets	880	778	—	—
Actuarial gain (loss)	(562)	2,961	—	—
Employer contributions	1,875	1,158	—	—
Benefits paid	(7,562)	(1,971)	—	—

Fair value of plan assets, end of year	$21,766	$27,135	$—	$—

Defined benefit obligation, beginning of year	$35,518	$30,840	$13,355	$12,019
Current service cost	1,283	1,330	727	880
Interest cost	1,948	1,905	747	1,057
Actuarial loss	12,934	3,535	1,803	—
Past service cost	—	—	688	—
Benefits paid	(7,562)	(2,011)	(1,044)	(601)
Foreign exchange	(10)	(81)	—	—

Defined benefit obligation, end of year	$44,111	$35,518	$16,276	$13,355

Funded status of plans - deficit	$(22,345)	$(8,383)	$(16,276)	$(13,355)
Unrecognized past service cost	—	—	571	—

Defined benefit liability [note 18]	$(22,345)	$(8,383)	$(15,705)	$(13,355)

The actual return on plan assets for the pension benefit plans for the year ended December 31, 2011 was $318,400 (2010 - $3,739,300).

The percentages of the total fair value of assets in the pension plans for each asset category at December 31 were as follows:

	Pension Benefit Plans
	2011	2010
Asset Category (i)
Equity securities	22%	26%
Fixed income	20%	22%
Other (ii)	58%	52%

Total	100%	100%

(i)	The defined benefit plan assets contain no material amounts of related party assets at December 31, 2011 and 2010 respectively.

(ii)

Relates to the value of the refundable tax account held by the Canada Revenue Agency. The refundable total is approximately equal to half of the sum of the realized investment income plus employer contributions less half of the benefits paid by the plan.

The following represents the components of net pension and other benefit expense included primarily as part of administration expense:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Current service cost	$1,283	$1,330	$727	$880
Interest cost	1,948	1,905	747	1,057
Expected return on plan assets	(880)	(778)	—	—
Past service cost	—	—	117	—

Defined benefit pension expense	2,351	2,457	1,591	1,937
Defined contribution pension expense	16,663	13,921	—	—

Net pension and other benefit expense	$19,014	$16,378	$1,591	$1,937

The assumptions used to determine the Company’s defined benefit obligation and net pension and other benefit expense were as follows at December 31:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Discount rate	4.5%	5.5%	4.5%	5.5%
Rate of compensation increase	4.0%	4.5%	—	—
Long-term rate of return on assets	5.9%	5.9%	—	—
Health care cost trend rate	—	—	9.0%	9.0%

The long-term rate of return on assets has been determined using an asset model that takes into account the allocation of assets among various asset classes, the expected rate of return on each asset class, the variability of returns and the correlation of returns among asset classes.

An increase of one percent in the assumed health care cost trend rate would increase the aggregate of the current service cost and interest cost components of other benefit expense by $23,100 and increase the defined benefit obligation for these plans by $261,000. A decrease of one percent in the assumed health care cost trend rate would decrease the aggregate of the current service cost and interest cost components of other benefit expense by $30,800 and decrease the defined benefit obligation for these plans by $316,800.

The total amount of actuarial losses recognized in other comprehensive income is:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Balance at beginning of year	$574	$—	$—	$—
Recognized during the year	13,496	574	1,803	—

	$14,070	$574	$1,803	$—

The following table presents historical information on both the pension and other benefit plans:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Fair value of plan assets	$21,766	$27,135	$—	$—
Present value of defined benefit obligation	44,111	35,518	16,276	13,355

Deficit in the plan	$(22,345)	$(8,383)	$(16,276)	$(13,355)

Experience adjustments arising on plan assets	(2.6)%	10.9%	—	—
Experience adjustments arising on plan liabilities	29.3%	10.0%	11.1%	—

The following are the contributions expected to be paid to the plans during the annual period beginning after the end of the current reporting period:

2012
Employer contribution to funded pension plans	$11,898
Benefits paid for unfunded benefit plans	788
Cash contributions to defined contribution plans	17,329

BPLP

BPLP has a funded registered pension plan and an unfunded supplemental pension plan. The funded plan is a contributory, defined benefit plan covering all employees up to the limits imposed by the Income Tax Act. The supplemental pension plan is a non-contributory, defined benefit plan covering all employees with respect to benefits that exceed the limits under the Income Tax Act. These plans are based on years of service and final average salary.

BPLP also has other post-retirement benefit and other post-employment benefit plans that provide for group life insurance, health care and long-term disability benefits. These plans are non-contributory.

The effective date for the most recent valuations for funding purposes on the pension benefit plans is January 1, 2011. The next planned effective date for valuation for funding purposes of the pension benefit plans is set to be January 1, 2012. The status of Cameco’s proportionate share (31.6%) of the defined plans is as follows:

A reconciliation of the funded status of the benefit plans to the financial statements is as follows:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Fair value of plans assets, beginning of year	$717,320	$635,293	$—	$—
Expected return on plan assets	50,484	44,490	—	—
Actuarial gain (loss)	(26,300)	11,692
Employer contributions	41,294	50,012	—	—
Plan participants’ contributions	7,900	6,630	—	—
Benefits paid	(32,046)	(30,797)	—	—

Fair value of plan assets, end of year	$758,652	$717,320	$—	$—

Defined benefit obligation, beginning of year	$887,419	$711,636	$181,011	$151,826
Current service cost	26,752	18,329	9,312	7,422
Interest cost	47,122	42,478	9,424	8,960
Actuarial loss	81,064	139,143	16,029	17,291
Plan participants’ contributions	7,900	6,630	—	—
Benefits paid	(32,804)	(30,797)	(4,683)	(4,488)

Defined benefit obligation, end of year	$1,017,453	$887,419	$211,093	$181,011

Funded status of plans - deficit	$(258,801)	$(170,099)	$(211,093)	$(181,011)
Unrecognized past service cost	—	—	1,531	1,981

Defined benefit liability [note 18]	$(258,801)	$(170,099)	$(209,562)	$(179,030)

The actual return on plan assets for the pension benefit plans for the year ended December 31, 2011 was $24,184,000 (2010 - $56,182,000).

The percentages of the total fair value of assets in the pension plans for each asset category at December 31 were as follows:

	Asset Allocation		Target Allocation
	2011	2010	2011	2010
Asset Category (i)
Equity securities	55%	59%	60%	60%
Fixed income	43%	39%	40%	40%
Cash	2%	2%	—	—

Total	100%	100%	100%	100%

(i)	The defined benefit plan assets contain no material amounts of related party assets at December 31, 2011.

The assets of the pension plan are managed on a going concern basis subject to legislative restrictions. The plan’s investment policy is to maximize returns within an acceptable risk tolerance. Pension assets are invested in a diversified manner with consideration given to the demographics of the plan participants.

The following represents the components of net pension and other benefit expense included primarily as part of cost of products and services sold:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Current service cost	$26,752	$18,329	$9,312	$7,422
Interest cost	47,122	42,478	9,424	8,960
Expected return on plan assets	(50,484)	(44,490)	—	—
Past service cost	—	—	450	450

Net pension and other benefit expense	$23,390	$16,317	$19,186	$16,832

The assumptions used to determine BPLP’s defined benefit obligation and net pension and other benefit expense related to the pension benefit and other benefit plans were as follows:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Discount rate	4.8%	5.3%	4.6%	5.1%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%
Long-term rate of return on assets	7.0%	7.0%	—	—
Initial health care cost trend rate	—	—	8.5%	9.5%
Cost trend rate declines to	—	—	5.0%	5.0%
Year the rate reaches its final level	—	—	2019	2019

The overall expected rate of return is a weighted average of the expected returns of the various categories of plan assets held. The assessment of the expected returns is based on historical return trends with reference to market interest rates at the measurement date on high-quality debt instruments with cash flows that match the timing and amount of expected future benefit payments.

An increase of one percent in the assumed health care cost trend rate would increase the aggregate of the current service cost and interest cost components of other benefit expense by $3,661,000 and increase the defined benefit obligation for these plans by $35,363,000. A decrease of one percent in the assumed health care cost trend rate would decrease the aggregate of the current service cost and interest cost components of other benefit expense by $2,736,000 and decrease the defined benefit obligation for these plans by $27,554,000.

The total amount of actuarial losses recognized in other comprehensive income is:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Balance at beginning of year	$127,451	$—	$17,291	$—
Recognized during the year	107,364	127,451	16,029	17,291

	$234,815	$127,451	$33,320	$17,291

The following table presents historical information on both the pension and other benefit plans:

	Pension Benefit Plans		Other Benefit Plans
	2011	2010	2011	2010
Fair value of plan assets	$758,652	$717,320	$—	$—
Present value of defined benefit obligation	1,017,453	887,419	211,093	181,011

Deficit in the plan	$(258,801)	$(170,099)	$(211,093)	$(181,011)

Experience adjustments arising on plan assets	(3.5)%	1.6%	—	—
Experience adjustments arising on plan liabilities	8.0%	15.7%	7.6%	9.6%

The following are the contributions expected to be paid to the plans during the annual period beginning after the end of the current reporting period:

2012
Employer contribution to funded pension plans	$73,786
Benefits paid for unfunded benefit plans	6,162

29.	Financial Instruments and Related Risk Management

Cameco is exposed in varying degrees to a variety of risks from its use of financial instruments. Management and the board of directors, both separately and together, discuss the principal risks of our businesses. The board sets policies for the implementation of systems to manage, monitor and mitigate identifiable risks. Cameco’s risk management objective in relation to these instruments is to protect and minimize volatility in cash flow. The types of risks Cameco is exposed to, the source of risk exposure and how each is managed, is outlined below.

Market Risk

Market risk is the risk that changes in market prices, such as commodity prices, foreign currency exchange rates and interest rates, will affect the Company’s earnings or the fair value of its financial instruments. Cameco engages in various business activities which expose the Company to market risk. As part of its overall risk management strategy, Cameco uses derivatives to manage some of its exposures to market risk that result from these activities.

Derivative instruments may include financial and physical forward contracts. Such contracts may be used to establish a fixed price for a commodity, an interest-bearing obligation or a cash flow denominated in a foreign currency. Market risks are monitored regularly against defined risk limits and tolerances.

Cameco’s actual exposure to these market risks is constantly changing as the Company’s portfolios of foreign currency and commodity contracts change. Changes in fair value or cash flows based on market variable fluctuations cannot be extrapolated as the relationship between the change in the market variable and the change in fair value or cash flow may not be linear.

The types of market risk exposure and the way in which such exposure is managed are as follows:

(a)	Commodity Price Risk

As a significant producer and supplier of uranium, nuclear fuel processing and electricity, Cameco bears significant exposure to changes in prices for these products. A substantial change in prices will affect the Company’s net earnings and operating cash flows. Prices for Cameco’s products are volatile and are influenced by numerous factors beyond the Company’s control, such as supply and demand fundamentals, geopolitical events and, in the case of electricity prices, weather.

Cameco’s sales contracting strategy focuses on reducing the volatility in future earnings and cash flow, while providing both protection against decreases in market price and retention of exposure to future market price increases. To mitigate the risks associated with the fluctuations in the market price for uranium products, Cameco seeks to maintain a portfolio of uranium product sales contracts with a variety of delivery dates and pricing mechanisms that provide a degree of protection from pricing volatility.

To mitigate risks associated with fluctuations in the market price for electricity, BPLP enters into various fixed price energy sales contracts that qualify as cash flow hedges. These instruments have terms ranging from 2012 to 2016. The periods in which the cash flows associated with these cash flow hedges are expected to occur and when they are expected to impact earnings are as follows:

	Cash flows	Earnings impact
2012	$20,373	$15,879
2013	5,526	3,555
2014	556	237
2015	82	—
2016	1	—

Total	$26,538	$19,671

The maximum length of time BPLP is hedging its exposure to the variability in future cash flows related to electricity prices on anticipated transactions is six years. For the year ended December 31, 2011, a net unrealized loss of $3,141,000 (2010 – net unrealized loss of $2,998,000) was recognized for the ineffective portion of cash flow hedges.

At December 31, 2011, the effect of a $1/MWh increase in the market price for electricity would be a decrease of $171,000 in net earnings and a decrease in other comprehensive income of $868,000 for 2011.

(b)	Foreign Exchange Risk

The relationship between the Canadian and US dollars affects financial results of the uranium business as well as the fuel services business. Sales of uranium and fuel services are routinely denominated in US dollars while production costs are largely denominated in Canadian dollars.

Cameco attempts to provide some protection against exchange rate fluctuations by planned hedging activity designed to smooth volatility. To mitigate risks associated with foreign currency, Cameco enters into forward sales contracts to establish a price for future delivery of the foreign currency. These forward sales contracts are not designated as hedges and are recorded at fair value with changes in fair value recognized in earnings. Cameco also has a natural hedge against US currency fluctuations because a portion of its annual cash outlays, including purchases of uranium and fuel services, is denominated in US dollars.

At December 31, 2011, the effect of a $0.01 increase in the US to Canadian dollar exchange rate on our portfolio of currency hedges and other US denominated exposures would have been a decrease of $9,800,000 in net earnings for 2011.

(c)	Interest Rate Risk

Cameco is exposed to interest rate risk through its interest rate swap contracts whereby fixed rate payments on a notional amount of $155,000,000 of the Series C senior unsecured debentures were swapped for variable rate payments. The swaps terminate on March 16, 2015. Under the terms of the swaps, Cameco makes interest payments based on three-month Canada Dealer Offered Rate plus an average margin of 1.83% and receives fixed interest payments of 4.7%. To mitigate this risk, Cameco entered into interest rate cap arrangements, effective March 18, 2013, whereby the three-month Canada Dealer Offered Rate was capped at 5.0% such that total variable payments will not exceed, on average 6.83%. At December 31, 2011, the mark-to-market gain on Cameco’s interest rate swaps and caps less premiums paid was $7,165,000 (2010 - $1,458,000).

At December 31, 2011, the effect of a 1% increase in the three-month bankers’ acceptance rate would be a decrease in net earnings of $3,260,000.

Counterparty Credit Risk

Counterparty credit risk is associated with the ability of counterparties to satisfy their contractual obligations to Cameco, including both payment and performance. Cameco’s sales of uranium product, conversion and fuel manufacturing services expose the Company to the risk of non-payment.

Cameco manages the risk of non-payment by monitoring the credit worthiness of our customers and seeking pre-payment or other forms of payment security from customers with an unacceptable level of credit risk. To mitigate risks associated with certain financial assets, Cameco will hold positions with a variety of large creditworthy institutions.

Cameco is exposed to credit risk on its cash and cash equivalents, short-term investments, accounts receivable and derivative assets. The maximum exposure to credit risk, as represented by the carrying amount of the financial assets at December 31, was:

	2011	2010	Jan 1/10
Cash and cash equivalents	$399,279	$376,621	$1,101,229
Short-term investments	804,141	883,032	202,836
Accounts receivable	595,506	433,386	431,783
Derivative assets	71,402	127,842	210,381

At December 31, 2011, there were no significant concentrations of credit risk and no amounts were held as collateral. Historically, Cameco has experienced minimal customer defaults and, as a result, considers the credit quality of its accounts receivable to be high. All accounts receivable at the reporting date are neither past due nor impaired.

Liquidity Risk

Financial liquidity represents Cameco’s ability to fund future operating activities and investments. Cameco ensures that there is sufficient capital in order to meet short-term business requirements, after taking into account cash flows from operations and the Company’s holdings of cash and cash equivalents. The Company believes that these sources will be sufficient to cover the likely short-term and long-term cash requirements.

The table below outlines the Company’s available debt facilities at December 31, 2011:

	Total Amount	Outstanding and Committed	Amount Available
Unsecured revolving credit facility	$1,250,000	$—	$1,250,000
Letter of credit facility	693,094	693,094	—
Inkai revolving credit facility (Cameco’s share)	12,204	6,126	6,078
BPLP working capital and operational letter of credit facility (Cameco’s share) (a)	47,400	23,700	23,700
BPLP letter of credit facilities (Cameco’s share)	130,190	114,390	15,800

(a)	The amount outstanding and committed includes $18,644,000 relating to working capital and $5,056,000 of operational letters of credit.

The tables below present a maturity analysis of Cameco’s financial liabilities, including principal and interest, based on the expected cash flows from the reporting date to the contractual maturity date.

	Carrying Amount	Contractual Cash Flows	Due in less than 1 year	Due in 1-3 years	Due in 3-5 years	Due after 5 years
Accounts payable and accrued liabilities	$457,307	$457,307	$457,307	$—	$—	$—
Short-term debt	91,703	91,703	91,703	—	—	—
Long-term debt	801,271	806,126	—	6,126	300,000	500,000
BPLP lease	145,834	145,834	14,852	34,572	43,192	53,218
Energy and sales contracts	20,078	20,078	16,913	2,752	413	—
Foreign currency contracts	26,555	26,555	26,555	—	—	—
Interest rate contracts	1,305	1,305	—	—	1,305	—

Total contractual repayments	$1,544,053	$1,548,908	$607,330	$43,450	$344,910	$553,218

		Total	Due in less than 1 year	Due in 1-3 years	Due in 3-5 years	Due after 5 years
Interest on short-term debt		$2,007	$2,007	$—	$—	$—
Interest on long-term debt		270,210	42,609	85,156	66,688	75,757
Interest on BPLP lease		43,450	10,435	17,252	11,475	4,288

Total interest payments		$315,667	$55,051	$102,408	$78,163	$80,045

Fair Value

All financial instruments measured at fair value are categorized into one of three hierarchy levels, described below, for disclosure purposes. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities:

Level 1 – Values based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 – Values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3 – Values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

When the inputs used to measure fair value fall within more than one level of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measure in its entirety.

Except as otherwise disclosed, the fair market value of Cameco’s financial assets and liabilities approximates the carrying amount as a result of the short-term nature of the instruments, or the variable interest rate associated with the instruments, or the fixed interest rate of the instruments being similar to market rates.

The fair value of Cameco’s privately held available-for-sale securities, as described in note 12, has not been disclosed because of the unavailability of a quoted market price in an active market. Cameco does not currently have plans to dispose of this investment.

The following tables present Cameco’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis.

As at December 31, 2011
	Level 1	Level 2	Level 3	Total
Derivative instrument assets	$—	$69,190	$2,212	$71,402
Available-for-sale securities [notes 7,12]	804,141	—	—	804,141
Derivative instrument liabilities	—	(47,622)	(316)	(47,938)

Net	$804,141	$21,568	$1,896	$827,605

As at December 31, 2010
	Level 1	Level 2	Level 3	Total
Derivative instrument assets	$—	$122,786	$5,056	$127,842
Available-for-sale securities [notes 7,12]	889,065	—	—	889,065
Derivative instrument liabilities	—	(35,227)	—	(35,227)

Net	$889,065	$87,559	$5,056	$981,680

As at January 1, 2010
	Level 1	Level 2	Level 3	Total
Derivative instrument assets	$—	$197,381	$13,000	$210,381
Available-for-sale securities [notes 7,12]	207,473	—	—	207,473
Derivative instrument liabilities	—	(39,957)	(1,000)	(40,957)

Net	$207,473	$157,424	$12,000	$376,897

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. Fair values of identical instruments traded in active markets are determined by reference to last quoted prices, in the most advantageous active market for that instrument. In the absence of an active market, we determine fair values based on quoted prices for instruments with similar characteristics and risk profiles. Fair values of financial instruments determined using valuation models require the use of inputs. In determining those inputs, we look primarily to external, readily observable market inputs, when available, including factors such as interest rate yield curves, currency rates, and price and rate volatilities, as applicable. In some circumstances, we use input parameters that are not based on observable market data. In these cases, we may adjust model values to reflect the valuation uncertainty in order to determine what the fair value would be based on the assumptions that market participants would use in pricing the financial instrument. These adjustments are made in order to determine the fair value of the instruments.

We make valuation adjustments for the credit risk of our derivative portfolios in order to arrive at their fair values. These adjustments take into account the creditworthiness of our counterparties.

Financial instruments classified as available-for-sale comprise actively traded debt and equity securities and are carried at fair value based on available quoted prices.

There were no significant transfers between level 1 and level 2 of the fair value hierarchy. The following table presents a reconciliation of the beginning and ending balances of those financial instruments in level 3 of the fair value hierarchy:

	2011	2010
Balance at beginning of year	$5,056	$12,000
Losses recognized in earnings	632	12,324
Unrealized losses previously recognized in other components of equity	632	3,476
Transfers into level 3	—	2,528
Transfers out of level 3	(4,424)	(25,272)

	$1,896	$5,056

Transfers into level 3 are comprised of BPLP derivative financial instruments with contract terms extending beyond 36 months.

Derivatives

The following tables summarize the fair value of derivatives and classification on the statements of financial position:

As at December 31, 2011

	Cameco	BPLP	Total
Non-hedge derivatives:
Embedded derivatives - sales contracts	$(639)	$8,033	$7,394
Foreign currency contracts	(17,633)	—	(17,633)
Interest rate contracts	7,165	—	7,165
Cash flow hedges:
Energy and sales contracts	—	26,538	26,538

Net	$(11,107)	$34,571	$23,464

Classification:
Current portion of long-term receivables, investments and other [note 12]	$8,922	$42,088	$51,010
Long-term receivables, investments and other [note 12]	8,470	11,922	20,392
Current portion of other liabilities [note 18]	(26,555)	(16,913)	(43,468)
Other liabilities [note 18]	(1,944)	(2,526)	(4,470)

Net	$(11,107)	$34,571	$23,464

As at December 31, 2010
	Cameco	BPLP	Total
Non-hedge derivatives:
Embedded derivatives - sales contracts	$(3,864)	$18,877	$15,013
Foreign currency contracts	47,144	—	47,144
Interest rate contracts	1,458	—	1,458
Cash flow hedges:
Energy and sales contracts	—	29,000	29,000

Net	$44,738	$47,877	$92,615

Classification:
Current portion of long-term receivables, investments and other [note 12]	$46,629	$44,505	$91,134
Long-term receivables, investments and other [note 12]	3,382	33,326	36,708
Current portion of other liabilities [note 18]	(377)	(20,662)	(21,039)
Other liabilities [note 18]	(4,896)	(9,292)	(14,188)

Net	$44,738	$47,877	$92,615

As at January 1, 2010
	Cameco	BPLP	Total
Non-hedge derivatives:
Embedded derivatives - sales contracts	$(2,736)	$9,082	$6,346
Foreign currency contracts	67,031	—	67,031
Cash flow hedges:
Energy and sales contracts	—	96,047	96,047

Net	$64,295	$105,129	$169,424

Classification:
Current portion of long-term receivables, investments and other [note 12]	$66,972	$87,439	$154,411
Long-term receivables, investments and other [note 12]	1,460	54,510	55,970
Current portion of other liabilities [note 18]	(445)	(19,595)	(20,040)
Other liabilities [note 18]	(3,692)	(17,225)	(20,917)

Net	$64,295	$105,129	$169,424

The following tables summarize different components of the gains (losses) on derivatives:

For the year ended December 31, 2011
	Cameco	BPLP	Total
Non-hedge derivatives:
Embedded derivatives - sales contracts	$3,264	$(952)	$2,312
Foreign currency contracts	(11,586)	—	(11,586)
Interest rate contracts	7,998	—	7,998
Cash flow hedges:
Energy and sales contracts	—	(3,141)	(3,141)

Net	$(324)	$(4,093)	$(4,417)

For the year ended December 31, 2010
	Cameco	BPLP	Total
Non-hedge derivatives:
Embedded derivatives - sales contracts	$(1,623)	$(2,785)	$(4,408)
Foreign currency contracts	80,107	—	80,107
Interest rate contracts	2,482	—	2,482
Cash flow hedges:
Energy and sales contracts	—	(2,998)	(2,998)

Net	$80,966	$(5,783)	$75,183

30.	Capital Management

Cameco’s capital structure reflects our vision and the environment in which we operate. We seek growth through development and expansion of existing assets and by acquisition. Our capital resources are managed to support achievement of our goals. The overall objectives for managing capital remained unchanged in 2011 from the prior comparative period.

Cameco’s management considers its capital structure to consist of long-term debt, finance lease obligation, short-term debt (net of cash and cash equivalents), non-controlling interest and shareholders’ equity.

The capital structure at December 31, 2011 was as follows:

	2011	2010	Jan 1/10
Long-term debt	$801,271	$794,483	$793,842
Finance lease obligation	145,834	159,011	170,640
Short-term debt	91,703	85,588	87,506
Cash and cash equivalents	(399,279)	(376,621)	(1,101,229)
Short-term investments	(804,141)	(883,032)	(202,836)

Net debt	(164,612)	(220,571)	(252,077)

Non-controlling interest	185,938	178,139	164,040
Shareholders’ equity	4,919,567	4,690,313	4,426,060

Total equity	5,105,505	4,868,452	4,590,100

Total capital	$4,940,893	$4,647,881	$4,338,023

Cameco is bound by certain covenants in its general credit facilities. These covenants place restrictions on total debt, including guarantees, and set minimum levels for net worth. As of December 31, 2011, Cameco met these requirements.

31.	Commitments and Contingencies

(a)	On February 12, 2004, Cameco, Cameco Bruce Holdings II Inc., BPC Generation Infrastructure Trust (“BPC”) and TransCanada Pipelines Limited (“TransCanada”) (collectively, the “Consortium”), sent a notice of claim to British Energy Limited and British Energy International Holdings Limited (collectively, “BE”) requesting, amongst other things, indemnification for breach of a representation and warranty contained in the February 14, 2003, Amended and Restated Master Purchase Agreement. The alleged breach is that the Unit 8 steam generators were not “in good condition, repair and proper working order, having regard to their use and age.” This defect was discovered during a planned outage conducted just after closing. As a result of this defect, the planned outage had to be significantly extended. The Consortium has claimed damages in the amount of $64,558,200 being 79.8% of the $80,900,000 of damages actually incurred, plus an unspecified amount to take into account the reduced operating life of the steam generators. By agreement of the parties, an arbitrator has been appointed to arbitrate the claims.

The Consortium served its claim on October 21, 2008, and has amended it as required, most recently on August 7, 2009. BE served its answer and counter-statement on December 22, 2008, most recently amended on March 25, 2010, and the Consortium served its reply and answer to counter-statement on January 22, 2009, most recently amended on August 7, 2009.

The Unit 8 steam generators require on-going monitoring and maintenance as a result of the defect. In addition to the $64,558,200 in damages sought in the notice of claim, the claim seeks an additional $4,900,000 spent on inspection, monitoring and maintenance of Unit 8, and $31,900,000 in costs for future monitoring and maintenance, as well as repair costs and lost revenue due to anticipated unplanned outages as a consequence of the defect in Unit 8. The initial claim had also sought damages for the early replacement of the Unit 8 steam generators due to the defect shortening their useful operating lives. However, subsequent inspection data and analysis of the condition of the Unit 8 steam generators indicates that they will continue to function until the end of the Consortium’s lease of the Bruce Power facility in 2018, as was expected at the time the MPA was entered into. The claim for early replacement was thus abandoned via an amendment to the claim on August 7, 2009. The arbitration hearing was completed on November 23, 2010 and final oral arguments were heard July 19 through 21, 2011 and a decision is pending.

In anticipation of this claim, BE issued on February 10, 2006, and then served on Ontario Power Generation Inc. (“OPG”) and BPLP a Statement of Claim. This Statement of Claim seeks damages for any amounts that BE is found liable to pay to the Consortium in connection with the Unit 8 steam generator arbitration described above, damages in the amount of $500,000,000, costs and pre and post judgment interest amongst other things. Further proceedings in this action are on hold pending completion of the arbitration hearing.

(b)	Annual supplemental rents of $30,000,000 (subject to CPI) per operating reactor are payable by BPLP to Ontario Power Generation Inc. (“OPG”). Should the hourly annual average price of electricity in Ontario fall below $30 per megawatt hour for any calendar year, the supplemental rent reduces to $12,000,000 per operating reactor. In accordance with the Sublease Agreement, BALP will participate in its share of any adjustments to the supplemental rent.

(c)	Cameco, TransCanada and BPC have assumed the obligations to provide financial guarantees on behalf of BPLP. Cameco has provided the following financial assurances, with varying terms that range from 2012 to 2018:

i)	Guarantees to customers under power sales agreements of up to $19,000,000. At December 31, 2011, Cameco’s actual exposure under these agreements was $10,800,000.

ii)	Termination payments to OPG pursuant to the lease agreement of $58,300,000. The fair value of these guarantees is nominal.

(d)	Under a supply contract with the Ontario Power Authority (“OPA”), BPLP is entitled to receive payments from the OPA during periods when the market price for electricity in Ontario is lower than the floor price defined under the agreement during a calendar year. On July 6, 2009, BPLP and the OPA amended the supply contract such that beginning in 2009, the annual payments received will not be subject to repayment in future years. Previously, the payments received under the agreement were subject to repayment during the entire term of the contract, dependent on the spot price in future periods. BPLP’s entitlement to receive these payments remains in effect until December 31, 2019 but the generation that is subject to these payments starts to decrease in 2016, reflecting the original estimated lives for the Bruce B units. During 2011, BPLP recorded $498,000,000 under this agreement which was recognized as revenue with Cameco’s share being $157,000,000.

32.	Segmented Information

Cameco has three reportable segments: uranium, fuel services and electricity. The uranium segment involves the exploration for, mining, milling, purchase and sale of uranium concentrate. The fuel services segment involves the refining, conversion and fabrication of uranium concentrate and the purchase and sale of conversion services. The electricity segment involves the generation and sale of electricity.

Cameco’s reportable segments are strategic business units with different products, processes and marketing strategies.

Accounting policies used in each segment are consistent with the policies outlined in the summary of significant accounting policies. Segment revenues, expenses and results include transactions between segments incurred in the ordinary course of business. These transactions are priced on an arm’s length basis and are eliminated on consolidation.

(a)	Business Segments

For the year ended December 31, 2011
	Uranium	Fuel Services	Electricity	Other	Total
Revenue	$1,615,697	$305,280	$427,927	$35,500	$2,384,404

Expenses
Products and services sold	824,324	224,548	247,665	36,912	1,333,449
Depreciation and amortization	159,168	26,579	71,247	17,841	274,835

Cost of sales	983,492	251,127	318,912	54,753	1,608,284

Gross profit (loss)	632,205	54,153	109,015	(19,253)	776,120

Exploration	95,924	—	—	—	95,924
Cigar Lake remediation	4,363	—	—	—	4,363
Loss on disposal of assets	7,602	—	—	—	7,602
Share of loss from equity-accounted investees	4,533	2,700	—	—	7,233
Other income	(2,538)	(2,382)	—	—	(4,920)
Non-segmented expenses					215,528

Earnings (loss) before income taxes	522,321	53,835	109,015	(19,253)	450,390
Income tax expense					11,755

Net earnings					$438,635

Assets	$6,514,712	$490,046	$797,073	$—	$7,801,831
Capital expenditures for the year	$552,630	$17,918	$76,662	$—	$647,210

For the year ended December 31, 2010
	Uranium	Fuel Services	Electricity	Other	Total
Revenue	$1,357,830	$286,582	$476,749	$2,494	$2,123,655

Expenses
Products and services sold	691,281	202,054	219,860	768	1,113,963
Depreciation and amortization	134,928	19,704	64,295	19,381	238,308

Cost of sales	826,209	221,758	284,155	20,149	1,352,271

Gross profit (loss)	531,621	64,824	192,594	(17,655)	771,384
Exploration	95,796	—	—	—	95,796
Cigar Lake remediation	16,633	—	—	—	16,633
Loss on disposal of assets	107	—	—	—	107
Share of loss from equity-accounted investees	1,224	2,952	—	—	4,176
Other income	(4,388)	—	—	—	(4,388)
Non-segmented expenses					149,594

Earnings (loss) before income taxes	422,249	61,872	192,594	(17,655)	509,466
Income tax expense					3,427

Net earnings					$506,039

Assets	$5,952,911	$464,636	$785,007	$—	$7,202,554
Capital expenditures for the year	$367,408	$20,230	$42,944	$—	$430,582

(b)	Geographic Segments

Revenue is attributed to the geographic location based on the location of the entity providing the services. The Company’s revenue from external customers is as follows:

	2011	2010
Canada	$719,454	$791,810
United States	1,664,950	1,331,845

	$2,384,404	$2,123,655

The Company’s non-current assets, excluding deferred tax assets and financial instruments, by geographic location are as follows:

	2011	2010
Canada	$3,553,599	$3,089,664
United States	305,976	208,912
Australia	612,438	596,150
Other	159,048	154,191

	$4,631,061	$4,048,917

33.	Group Entities

The following are the principal subsidiaries, associates and jointly controlled entities of the Company:

		Ownership Interest
	Country of Incorporation	2011	2010
Subsidiaries:
Cameco Bruce Holdings Inc.	Canada	100%	100%
Cameco Bruce Holdings II Inc.	Canada	100%	100%
Cameco Royalty Inc.	Canada	100%	100%
Cameco India Limited	Canada	100%	100%
alphaNUCLEAR Inc.	Canada	100%	100%
Cameco Global Exploration Ltd.	Canada	100%	100%
Northern Basins Uranium Ltd.	Canada	100%	51%
Cameco Global Exploration II Ltd.	Canada	100%	100%
Cameco Fuel Holdings Inc.	Canada	100%	100%
Cameco Fuel Manufacturing Inc.	Canada	100%	100%
Cameco Property Holdings Inc.	Canada	100%	100%
Cameco UFP Holdings Canada Ltd.	Canada	100%	100%
Cameco U.S. Holdings, Inc.	U.S.	100%	100%
Cameco Inc.	U.S.	100%	100%
Power Resources, Inc.	U.S.	100%	100%
Crow Butte Resources, Inc.	U.S.	100%	100%
Cameco Enrichment Holdings LLC	U.S.	100%	100%
Cameco UFP Holdings LLC	U.S.	100%	100%
UFP Investments LLC	U.S.	53%	32%
Cameco Ireland Company	Ireland	100%	100%
Cameco Australia Pty. Ltd.	Australia	100%	100%
Cameco Uranium Inc.	Barbados	100%	100%
Cameco Luxembourg S.A.	Luxembourg	100%	100%
Cameco Investments AG	Switzerland	100%	100%
Cameco Europe Ltd.	Switzerland	100%	100%
Cameco Europe (Central Asia) Ltd.	Switzerland	100%	n/a
Cameco Services Inc.	Barbados	100%	100%
Cameco Insurance Services Inc.	Barbados	100%	100%
Cameco Global South America Inc.	Barbados	100%	n/a
Netherlands International Uranium B.V.	Netherlands	100%	100%
Cameco Mongolia LLC	Mongolia	100%	100%
Cameco Kazakhstan LLP	Kazakhstan	100%	100%
CamFin OY	Finland	100%	100%
Kintyre Uranium Project Joint Venture	Australia	70%	70%

Associates:
GE-Hitachi Global Laser Enrichment LLC	U.S.	24.00%	24.00%
UEX Corporation	Canada	22.58%	22.61%
Huron Wind	Canada	33.33%	33.33%
Minergia S.A.C.	Peru	50.00%	50.00%
UrAmerica Ltd.	England	19.90%	n/a

34.	Jointly Controlled Assets

Cameco conducts a portion of its exploration, development, mining and milling activities through joint ventures. Cameco’s significant uranium joint venture interests are McArthur River, Key Lake and Cigar Lake. Uranium joint ventures allocate uranium production to each joint venture participant and the joint venture participant derives revenue directly from the sale of such product. Mining and milling expenses incurred by the joint venture are included in the cost of inventory.

Cameco reflects its proportionate interest in these assets and liabilities as follows:

	Ownership	2011	2010	Jan 1/10
Total Assets
McArthur River	69.81%	$972,184	$905,652	$861,363
Key Lake	83.33%	523,690	458,171	385,275
Cigar Lake	50.03%	889,140	723,723	618,837

		$2,385,014	$2,087,546	$1,865,475

Total Liabilities
McArthur River	69.81%	$45,753	$35,632	$28,134
Key Lake	83.33%	105,033	86,623	75,122
Cigar Lake	50.03%	45,270	24,128	15,668

		$196,056	$146,383	$118,924

35.	Jointly Controlled Entities

Cameco holds a 31.6% interest in the BPLP partnership, which is governed by an agreement that provides for joint control of the strategic operating, investing and financing activities among the three major partners. Cameco uses the proportionate consolidation method to account for its 31.6% interest in BPLP. Cameco also holds a 60% interest in the Inkai joint venture, which is governed by an agreement that provides for joint control of the strategic operating, investing and financing activities among the two venturers. Cameco uses the proportionate consolidation method to account for its 60% interest in Inkai.

The following schedules reflect Cameco’s proportionate interest in the assets, liabilities, revenue and expenses of the BPLP partnership:

	2011	2010	Jan 1/10
Current assets	$225,719	$207,896	$253,369
Non-current assets	502,250	502,250	544,942
Current liabilities	(155,504)	(128,106)	(129,623)
Non-current liabilities	(605,993)	(502,377)	(404,512)

Net assets (liabilities)	$(33,528)	$79,663	$264,176

	2011	2010
Revenue	$427,927	$476,749
Expenses	(329,605)	(298,245)

Net earnings	$98,322	$178,504

The following schedule reflects Cameco’s proportionate interest in the assets and liabilities of the Inkai joint venture:

	2011	2010	Jan 1/10
Current assets	$54,968	$84,013	$60,501
Non-current assets	198,831	190,340	189,832
Current liabilities	(10,959)	(9,291)	(15,809)
Non-current liabilities	(136,908)	(197,275)	(216,648)

Net assets	$105,932	$67,787	$17,876

Through an unsecured shareholder loan, Cameco has agreed to fund the development of the Inkai project. On proportionate consolidation of Inkai, Cameco eliminates the loan balance recorded by Inkai and records advances receivable (notes 12 & 37) representing its 40% ownership interest.

The following schedule reflects Cameco’s proportionate interest in the revenue and expenses of the Inkai joint venture:

	2011	2010
Revenue	$132,845	$137,079
Expenses	(78,517)	(90,566)

Net earnings	$54,328	$46,513

The participants in the Inkai joint venture purchase uranium from Inkai, and, in turn, derive revenue directly from the sale of such product to third party customers. On proportionate consolidation of Inkai, Cameco eliminates revenues and cost of sales recorded by Inkai related to sales by Inkai to Cameco.

36.	Acquisition of Controlling Interest in UFP Investments LLC (“UFP”)

On November 9, 2009, Cameco, through a wholly-owned subsidiary entered into a strategic alliance agreement whereby Cameco could acquire a controlling interest in UFP through the funding of a series of investment tranches. On June 20, 2011, Cameco increased its ownership interest in UFP to a controlling 53.0% at a total cost of $12,500,000 (US). The strategic alliance agreement provides Cameco the right to earn an additional 17% interest in UFP through the funding of an additional $4,000,000 (US). UFP is in the process of developing uranium from phosphate extraction technology. The purchase price was financed with cash. The acquisition of UFP was accounted for as an asset acquisition and the cost was allocated to the acquired net assets based on the relative fair values.

37.	Related Parties

The shares of Cameco are widely held and no shareholder, resident in Canada, is allowed to own more than 25% of the Company’s outstanding common shares, either individually or together with associates. A non-resident of Canada is not allowed to own more than 15%.

Transactions with Key Management Personnel

Key management personnel are those persons that have the authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel of the Company include executive officers, vice-presidents, other senior managers and members of the board of directors.

In addition to their salaries, Cameco also provides non-cash benefits to executive officers and vice-presidents, and contributes to pension plans on their behalf (note 28). Senior management and directors also participate in the Company’s share-based compensation plans (note 27).

Executive officers are subject to terms of notice ranging from three to six months. Upon resignation at the Company’s request, they are entitled to termination benefits up to the lesser of 24 months or the period remaining until age 65. The termination benefits include gross salary plus the target short-term incentive bonus for the year in which termination occurs.

Compensation for key management personnel was comprised of:

	2011	2010
Short-term employee benefits	$24,887	$26,312
Post-employment benefits	5,949	5,575
Share-based compensation (a)	10,808	7,216

	$41,644	$39,103

(a)	Excludes deferred share units held by directors (see note 27).

Certain key management personnel, or their related parties, hold positions in other entities that result in them having control or significant influence over the financial or operating policies of those entities. As noted below, one of these entities transacted with the Company in the reporting period. The terms and conditions of the transactions were on an arm’s length basis.

Cameco purchases a significant amount of goods and services for its Saskatchewan mining operations from northern Saskatchewan suppliers to support economic development in the region. One such supplier is Points Athabasca Contracting Ltd. and the president of the company became a member of the board of directors of Cameco during 2009. In 2011, Cameco paid Points Athabasca Contracting Ltd. $63,000,000 (2010 - $38,000,000) for construction and contracting services. The transactions were conducted in the normal course of business and were accounted for at the exchange amount. Accounts payable include a balance of $1,540,000 (2010 - $2,290,000).

Other Related Party Transactions
	Transaction Value Year ended		Balance Outstanding As at
	2011	2010	2011	2010
Sale of goods and services
Jointly Controlled Entities - BPLP (a)	$31,926	$38,196	$19,557	$22,226

Other
Jointly Controlled Entities - JV Inkai LLP (interest income) (a)	2,208	3,420	78,058	125,072
Associates (interest expense)	(1,597)	(2,005)	(73,468)	(78,155)

(a)	Disclosures in respect of transactions with jointly controlled entities represent the amount of such transactions which do not eliminate on proportionate consolidation.

Cameco has entered into fuel supply agreements with BPLP for the procurement of fabricated fuel. Under these agreements, Cameco will supply uranium, conversion services and fabrication services. Contract terms are at market rates and on normal trade terms.

Through an unsecured shareholder loan, Cameco has agreed to fund the development of the Inkai project. The limit of the loan facility is $370,000,000 (US) and advances under the facility bear interest at a rate of LIBOR plus 2%. At December 31, 2011, $191,882,000 (US) of principal and interest was outstanding (December 31, 2010 - $314,378,000 (US)).

In 2008, a promissory note in the amount of $73,344,000 (US) was issued to finance the acquisition of GE-Hitachi Global Laser Enrichment LLC (GLE) The promissory note is payable on demand and bears interest at market rates. At December 31, 2011, $72,240,000 (US) of principal and interest was outstanding (December 31, 2010 - $78,579,000 (US)).